UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FIRST POTOMAC REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2013

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust on Wednesday, May 22, 2013 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814.

At the Annual Meeting, you will be asked to: (i) elect seven members to the Board of Trustees from the nominees named in the accompanying proxy statement for a term of one year each; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013; (iii) approve (on a non-binding basis) named executive officer compensation; and (iv) transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. The accompanying proxy statement provides a detailed description of these proposals and instructions on how to vote your shares.

On behalf of the Board of Trustees and our employees, we thank you for your continued interest in and support of our company.

Sincerely,

Douglas J. Donatelli

Chairman and Chief Executive Officer

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2013

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust (the “Company,” “we” or “us”) on Wednesday, May 22, 2013 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814, to consider and take action on the following:

1.	To elect seven members to the Board of Trustees from the nominees named in the attached proxy statement for a term of one year each;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3.	To approve (on a non-binding basis) named executive officer compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only common shareholders of record as of the close of business on March 18, 2013 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Pursuant to Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our common shareholders over the Internet. Accordingly, we mailed on or about April 4, 2013, a Notice Regarding the Availability of Proxy Materials (“Notice”) to our common shareholders of record as of March 18, 2013. Beginning on the date of the mailing of the Notice, all common shareholders and beneficial owners had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 on a website referred to in the Notice and to vote by proxy on the Internet. These proxy materials are available free of charge. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone. Please see the attached proxy statement for more details on how you can vote.

The Board of Trustees appreciates and encourages your support of the Company. Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Trustees,

Krista Bean Dorrian

Secretary

Bethesda, Maryland

April 4, 2013

FIRST POTOMAC REALTY TRUST

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814 on Wednesday, May 22, 2013 at 11:00 a.m., local time, and at any adjournment and postponement thereof. We mailed on or about April 4, 2013, a Notice Regarding the Availability of Proxy Materials (“Notice”) to our common shareholders of record as of March 18, 2013. Beginning on the date of the mailing of the Notice, all common shareholders and beneficial owners had the ability to access all of the proxy materials (including this proxy statement and a form of proxy card or voting instruction card) and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to vote their proxy on the Internet. The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and how you can vote your proxy by mail or telephone.

The mailing address of our principal executive offices is 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. We maintain a website at www.first-potomac.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to soliciting proxies through the Internet or by mail, proxies may be solicited by the trustees, officers and employees of the Company, for no additional compensation, by telephone, telegram, personal interviews or otherwise. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons for their out-of-pocket expenses.

You should rely only on the information provided in this proxy statement. No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to:

(1)	elect the seven trustee nominees named in this proxy statement to the Board of Trustees, each for a term expiring at the 2014 annual meeting;

(2)	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

(3)	approve (on a non-binding basis) named executive officer compensation (the “say-on-pay proposal”); and

(4)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Trustees knows of no other matters other than those stated above to be brought before the Annual Meeting.

Board of Trustees’ Voting Recommendations

The Board of Trustees recommends that you vote as follows:

•	Proposal 1 (Election of Trustees): “FOR” the election of each of the nominees;

•	Proposal 2 (Ratification of KPMG LLP): “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2013; and

•	Proposal 3 (Advisory Vote on Executive Compensation): “FOR” the advisory approval of the compensation of the Company’s named executive officers.

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. Maryland law provides that a vote by Internet or telephone carries the same validity as a paper ballot. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

In order to vote by telephone, you must call 1-800-690-6903, have your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

To vote using a proxy card, you may request a proxy card from us as instructed in the Notice Regarding the Availability of Proxy Materials and sign, date and mail the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

If the proxy card is signed, dated and returned, but voting directions are not provided, the proxy will be voted “for” each of the trustee nominees, “for” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, “for” advisory approval of the compensation of the Company’s named executive officers, and in such manner as the proxy holders named on the proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone, or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card on the Internet, by telephone or by mail with a later date at or before our Annual Meeting; or

•

by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy that you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your common shares of beneficial interest (“Common Shares”) are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for the Annual Meeting; Who Can Vote at the Annual Meeting

Our Board of Trustees has fixed the close of business on March 18, 2013 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 18, 2013, the Company had outstanding 51,262,848 Common Shares. On all matters to come before the Annual Meeting, each holder of Common Shares will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

The representation in person or by proxy of a majority of the issued and outstanding Common Shares is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your Common Shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time to a date not more than 120 days after March 18, 2013, by the vote of a majority of the shares represented at the Annual Meeting in person or by proxy until a quorum has been obtained.

Who Can Attend the Annual Meeting

All holders of our common shares at the close of business on March 18, 2013, the record date for the Annual Meeting, or their duly appointed proxies, are authorized to attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you are the beneficial owner of common shares held in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 18, 2013.

Voting Requirements for the Proposals to Pass

The affirmative vote of a plurality of the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, abstentions and broker non-votes (described below) will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, which is considered a routine matter. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast is required for approval (on a non-binding advisory basis) of named executive officer compensation, commonly referred to as “say on pay.” For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Explanation of Broker Non-Votes

Under applicable New York Stock Exchange (“NYSE”) rules (the exchange on which our Common Shares are listed), brokers holding our Common Shares for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” The ratification of our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules. Accordingly, no broker non-votes will arise in the context of voting for the ratification of the appointment of our independent registered public accounting firm, and the broker is permitted to vote your shares on such ratification even if the broker does not receive voting instructions from you. However, broker non-votes may arise in the context of voting for the election of trustees and on the “say on pay” proposal described above, because such proposals are considered non-routine matters under the NYSE rules. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of trustees and on the “say on pay” proposal. Accordingly, we urge shareholders who hold their shares through a broker or other nominee to provide voting instructions so that their Common Shares may be voted on these proposals.

If you do not provide voting instructions to your broker or nominee for our Common Shares held in nominee or street name, your brokerage firm may either (1) vote your shares only for the ratification of the appointment of our independent registered public accounting firm, or (2) leave your shares unvoted. To be certain that your shares are voted at our Annual Meeting, we encourage you to vote your proxy or provide instructions to your brokerage firm.

PROPOSAL 1: ELECTION OF TRUSTEES

The Nominating and Governance Committee is responsible for reviewing each year the qualifications and performance of each member of the Board of Trustees, the qualifications of potential new Board members, and the composition of the Board of Trustees as a whole. Although the Committee does not have a formal policy with respect to diversity, we endeavor to have a diverse Board whose members represent a range of experiences and perspectives in business, finance and policy-making that are relevant to the Company’s business and markets. The Committee, therefore, focuses on the following criteria: a trustee’s independence qualifications under NYSE rules, business experience, leadership characteristics, financial acumen, industry and market knowledge, and knowledge of the public markets.

The Board of Trustees has fixed the number of trustees at seven, all of whom have terms expiring at the 2013 Annual Meeting. The seven persons named below are nominated to serve on the Board of Trustees until the 2014 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified. Each nominee is currently a trustee of the Company and all but Dr. Alan Merten have served on the Board of Trustees since the Company’s initial public offering in October 2003. Dr. Merten joined the Board of Trustees in October 2005. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees are “independent” trustees under the rules of the NYSE and under applicable rules of the SEC: Robert H. Arnold, Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough, Alan G. Merten and Terry L. Stevens.

Nominees for Election as Trustees

The following table sets forth the names, ages and principal occupations of each of the trustees nominated for election at the Annual Meeting, and the period during which each has served as a trustee:

Name	Principal Occupation	Trustee Since	Age
Robert H. Arnold	Co-Managing Director, R.H. Arnold & Company, LLC	2003	69
Richard B. Chess	Managing Partner, Chess Law Firm	2003	59
Douglas J. Donatelli	Chairman and Chief Executive Officer of the Company	2003	51
J. Roderick Heller, III	Chairman, Carnton Capital Associates	2003	75
R. Michael McCullough	Former Chairman, Booz, Allen & Hamilton, Inc.	2003	74
Alan G. Merten	President Emeritus, George Mason University	2005	71
Terry L. Stevens	Senior Vice President and CFO, Highwoods Properties, Inc.	2003	64

Set forth below are descriptions of the biographical information and specific qualifications and attributes of each of the trustees nominated for election at the Annual Meeting.

Robert H. Arnold has served since 1989 as the Co-Managing Director of R.H. Arnold & Co., Inc., a New York financial consulting firm which specializes in providing advisory services to U.S. and international institutions. He has served as a trustee since our initial public offering and was a director of First Potomac Realty Investment Trust, Inc. (our “Predecessor”) from 1997 until our initial public offering. Mr. Arnold has more than 30 years of financial experience including serving as the Treasurer of Merrill Lynch & Co. and the Chief Financial Officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the Wilmington Funds and Treasury Strategies, Inc. He received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University. Nominee’s Specific Qualifications: Mr. Arnold’s service at Merrill Lynch Capital Markets and as Co-Managing Director of R.H. Arnold & Co., Inc. has provided him with extensive experience in investment banking and finance. This experience is particularly valuable in connection with the Company’s consideration of strategic alternatives and its involvement in the debt and equity markets. Mr. Arnold serves as Chairman of the Finance and Investment Committee of the Board of Trustees.

Richard B. Chess is an attorney and has served since 2007 as the managing partner of the Chess Law Firm, located in Richmond, Virginia. He also is the Managing Director of Encore Equities, a subsidiary of a Dallas-based developer (Encore Enterpries). He served as President of the Real Estate Securities Association from 2010 to 2011 and served from 2007 to 2010 as President of American Realty Capital Markets, a securities broker dealer focused on real estate. From 2005 to 2006, he was Of Counsel to the firm Hoctor Kaplan, PLC. Mr. Chess has served as a trustee since our initial public offering and was a director of our Predecessor from 1997 until our initial public offering. From 1987 to 1996, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a publicly traded real estate investment trust that invests in apartment properties. He received his Bachelor of Science Degree from the University of Pittsburgh and a JD degree from the University of Richmond Law School. Nominee’s Specific Qualifications: Mr. Chess’ experience in real estate acquisitions and finance, his legal background, and his personal knowledge of the Richmond, VA market, one of the Company’s markets, results in his providing a real estate professional’s judgment to the Company’s acquisitions process and an attorney’s perspective to the legal and governance requirements of the SEC and NYSE.

Douglas J. Donatelli is a founder of the Company and has served as Chairman since May 2007 and Chief Executive Officer and trustee of the Company since our predecessor’s founding in 1997. Mr. Donatelli previously was Executive Vice President of Donatelli & Klein, Inc. (now Donatelli Development, Inc.), a real estate development and investment firm located in Bethesda, Maryland, and from 1985 to 1991, President of D&K Broadcasting, a communications subsidiary of Donatelli Development, Inc. that owned Fox network affiliated television stations. Mr. Donatelli is active in many charitable and community organizations. He serves as Chairman of the Board of Catholic Charities of the Archdiocese of Washington, D.C. He is a member of the Urban Land Institute and National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Donatelli

holds a Bachelor of Science degree in Business Administration from Wake Forest University. Nominee’s Specific Qualifications: Mr. Donatelli’s twenty-five years of experience in commercial real estate and the capital markets and his performance as the Chief Executive Officer of the Company for the past fifteen years provides the Company with strategic and decisive leadership.

J. Roderick Heller, III has served since 2004 as the Chairman of Carnton Capital Associates, a private investment corporation, and served from 2008 to 2012 as a director of Montpelier Re Holdings Ltd., a publicly traded Bermuda reinsurance company. He served as a director of York International, Inc., a NYSE company, from 2004 to 2005. From 1986 to 1997, Mr. Heller served as Chairman and Chief Executive Officer of NHP Incorporated and various related companies, including National Corporation for Housing Partnerships. NHP Incorporated, prior to its sale in December 1997, was a publicly traded company that, collectively with NHP Partners, Inc., was the nation’s largest owner and operator of apartment properties. Mr. Heller has served as a trustee of the Company since our initial public offering. Mr. Heller was a partner of the law firm of Wilmer, Cutler & Pickering in Washington, D.C. from 1971 to 1982. He received a Bachelor of Arts from Princeton University, a Masters of History from Harvard University and a JD degree from Harvard Law School. Nominee’s Specific Qualifications: Mr. Heller’s experience as Chairman of Carnton Capital, as a former chief executive officer and chairman of a publicly traded real estate company, and as an attorney provides us with valuable insight and judgment as to the issues and opportunities facing our Company, particularly with respect to corporate finance, real estate transactions, and public company governance issues. Mr. Heller serves as Lead Independent Trustee.

R. Michael McCullough was employed by Booz, Allen & Hamilton Inc. (“Booz Allen”), a global consulting firm, from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz Allen from 1984 to 1992 and from 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz Allen. Mr. McCullough has served as a trustee of the Company since our initial public offering and served from 1996 to 2010 as a Director of Watson Wyatt Worldwide, a global consulting firm. Mr. McCullough was a director of Charles E. Smith Residential Realty, Inc. from 1999 to 2001 and of Capital Automotive REIT from 1998 to 2005. Mr. McCullough received a Bachelor of Science degree in electrical engineering from the University of Detroit. Nominee’s Specific Qualifications: Mr. McCullough’s experience as a former chairman and CEO, knowledge of the capital markets and corporate finance, as well as his years of service on other public company boards, provide us with valuable business acumen and insight on strategic and organizational matters.

Alan G. Merten is President Emeritus of George Mason University and continues to serve on the faculty. He served as President of George Mason University from July 1996 until June 2012. He has been a trustee of the Company since October 2005. Dr. Merten was Dean of the Johnson Graduate School of Management of Cornell University from 1989 to 1996, the Dean of the College of Business Administration at the University of Florida from 1986 to 1989, and Associate Dean for Executive Education and Computing Sciences at the University of Michigan from 1984 to 1986. He has served on the Board of Trustees of mutual funds affiliated with Legg Mason Partners since 1990 and the Board of Directors of Cardinal Financial Corporation since 2006. He was a director of INOVA Health System from 1999 to 2007 and resumed serving on that Board in 2009. He also served on the Board of Xybernaut Corporation from 2004 to 2006. In 2012, he joined the board of directors of DeVry, Inc. (NYSE: DV). Dr. Merten holds a Bachelor of Science in mathematics and Ph.D. in computer science from the University of Wisconsin and a Master of Science in computer science from Stanford University. Nominee’s Specific Qualifications: Dr. Merten’s academic credentials in business administration and his fifteen years as President of an expanding university in Northern Virginia, bring a combination of strategic thinking, organizational leadership, and knowledge of the Northern Virginia real estate markets, one of the Company’s primary markets, to the Board of Trustees.

Terry L. Stevens is Senior Vice President and Chief Financial Officer of Highwoods Properties, Inc. (“Highwoods”) located in Raleigh, North Carolina. Mr. Stevens joined Highwoods in December 2003. Highwoods is a publicly traded real estate investment trust that owns office, industrial and retail properties. Mr. Stevens has served as a trustee of the Company since our initial public offering. Prior to joining Highwoods,

Mr. Stevens held various executive positions, including Executive Vice President, Chief Financial Officer and Trustee, from 1994 to 2003 with Crown American Realty Trust, a publicly traded retail real estate company that merged with Pennsylvania Real Estate Investment Trust in November 2003. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer. He also spent 18 years with Price Waterhouse, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in physics from Juniata College and a Masters of Business Administration from The Wharton School. Nominee’s Specific Qualifications: Mr. Steven’s experience as a former and current chief financial officer of two public REITs, his experience as a former trustee of a public REIT, and his expertise in REIT accounting, real estate finance and the public equity markets qualify him to help ensure that the Board of Trustees fulfills its oversight responsibilities with respect to the Company’s overall strategic planning process, the Company’s capital structure, financings and evaluation of investment opportunities, and the Company’s financial reporting, accounting and risk assessment functions. He has been designated the Company’s “audit committee financial expert” and serves as Chairman of our Audit Committee.

Our Board of Trustees recommends that shareholders vote “FOR” the election of each of the nominees.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed KPMG LLP (“KPMG”) as our Company’s independent registered public accounting firm for the year ending December 31, 2013. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG as the independent registered public accounting firm of our Company. The Audit Committee will not be bound by a vote either for or against the proposal; however, the appointment will be reconsidered by the Audit Committee and the Board of Trustees if the appointment is not ratified.

For additional information regarding our independent registered public accounting firm, see “Principal Accountant Fees and Services” below.

We expect that a representative of KPMG will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Trustees recommends that shareholders vote “FOR” ratification of the appointment of KPMG.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

Our corporate governance is structured in a manner that our Board of Trustees believes aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	our Board of Trustees is not staggered, with each of our trustees subject to re-election annually;

•

our Board of Trustees currently has seven trustees, a majority (six) of whom our Board of Trustees affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under the listing standards of the NYSE and under applicable rules of the SEC;

•	at least one of our trustees qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law; and

•	we do not have a shareholders rights plan.

Corporate Governance Guidelines

Our Board of Trustees has adopted Governance Guidelines, which set forth a flexible framework within which the Board of Trustees, assisted by its committees, directs the affairs of the Company. The Governance Guidelines reflect the Board of Trustees’ commitment to monitoring the effectiveness of decision-making at the Board of Trustees and management level and ensuring adherence to good corporate governance principles. The Governance Guidelines address, among other things:

•	the responsibilities and qualifications of trustees, including trustee independence;

•	the responsibilities, composition and functioning of committees of the Board of Trustees;

•	the appointment of the lead trustee;

•	trustee access to officers and employees and, as necessary and appropriate, independent advisors;

•	trustee compensation;

•	trustee orientation and continuing education;

•	management succession and review; and

•	annual performance evaluation of the Board of Trustees and its committees.

Our Corporate Governance guidelines are subject to periodic review by the Nominating and Governance Committee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s trustees, officers (including the Company’s President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and other employees. Any waiver of the Code of Business Conduct and Ethics applicable to the Company’s executive officers or trustees may be made only by the approval of a majority of the disinterested members of the Board of Trustees and will be promptly disclosed to shareholders as required by law, stock exchange regulation or the requirements of the SEC. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to the Company’s President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on its website at www.first-potomac.com under the section “Investor Relations — Corporate Governance.” Information at or connected to our website is not and should not be considered a part of this proxy statement.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee, our Nominating and Governance Committee, our Finance and Investment Committee, our Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.first-potomac.com under the section “Investor Relations — Corporate Governance,” and these documents are available in print to any shareholder upon request by writing to First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Independence of Our Board of Trustees

Our Bylaws and Governance Guidelines and the listing standards of the NYSE require that a majority of our trustees be independent. Our Board of Trustees has adopted categorical standards to assist the Board of Trustees in evaluating the independence of each of the trustees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•

Employment.    The trustee is, or has been within the last three years, an employee of the Company, or his or her immediate family member is, or has been within the last three years, an executive officer, of the Company.

•

Other Compensation.    The trustee has received or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

•

Auditor Affiliation.    The trustee is a current partner or employee of a firm that is the Company’s internal or external auditor or the trustee’s immediate family member is a current partner of such a firm or a current employee of such a firm and as an employee participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or the trustee was or his or her immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

Interlocking Directorships.    The trustee is or has been within the last three years, or his or her immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•

Business Transactions.    The trustee is a current employee, or his or her immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

On February 19, 2013, the Board of Trustees, after broadly considering the above criteria and all relevant facts and circumstances regarding the past and current relationship of each trustee with the Company, determined that the following members of the Board of Trustees had no material relationship with the Company and were independent in accordance with the NYSE listing standards and applicable SEC rules: Robert H. Arnold, Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough, Alan G. Merten and Terry L. Stevens. We presently have seven trustees, including these six independent trustees. Mr. Heller serves as Lead Independent Trustee.

Board Leadership Structure

Our Chief Executive Officer, Mr. Donatelli, also serves as the Chairman of the Board of Trustees. Mr. Heller serves as Lead Independent Trustee and the membership of each of the Board’s four committees is composed only of independent trustees as defined by the rules of the NYSE. We believe this Board leadership structure is appropriate for our Company; the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction, allowing for a single, clear voice from management to shareholders, officers and employees, and an efficient decision making process in executing the Company’s strategic plan. Mr. Donatelli benefits from the input provided by the Lead Independent Trustee and each of the committee chairs, each of whom is elected annually. Pursuant to the charter of the Lead Independent Trustee, which is available on the Company’s website www.first-potomac.com under “Investor Relations — Corporate Governance,” Mr. Heller serves as a frequent advisor to Mr. Donatelli regarding business and financial strategy and Board practices, confers with him with respect to agendas of Board meetings, and is a liaison between the independent trustees and the Chief Executive Officer. Mr. Heller chairs meetings of our non-management trustees, as discussed below, at which the independent trustees discuss pending matters outside the presence of management. Mr. Heller also serves on the Finance and Investment Committee and the Nominating and Governance Committee.

The Board’s Role in Risk Oversight

The Board of Trustees has overall responsibility for the oversight of the Company’s enterprise risk management process. In this regard, the Board of Trustees seeks to identify, understand, analyze and oversee critical business risks. While the full Board of Trustees has primary responsibility for risk oversight, the Board of Trustees carries out this responsibility by delegating, as appropriate, to each of its committees responsibility for certain risk areas that may be within the scope of a particular committee’s expertise or charter. The Audit Committee oversees risks related to the Company’s financial statements, financial reporting, debt covenant compliance, accounting, the internal audit, SEC compliance, regulatory compliance and other legal matters. The Audit Committee meets separately with representatives of the Company’s independent auditing firm and internal auditing firm. The Nominating and Governance Committee oversees risks related to the Company’s governance structure and processes, including the trustee nomination and evaluation processes, compliance with our Code of Business Conduct and Ethics, Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE, and risks arising from change in control provisions in Company agreements and related party transactions. The Finance and Investment Committee oversees risks related to financial matters, debt covenant compliance, liquidity, business strategy, acquisitions and dispositions and the Company’s markets. The Compensation Committee oversees risks in the areas of CEO succession and executive and trustee compensation, and evaluates the risks associated with all compensation programs of the Company.

While the Board of Trustees oversees risk management as part of an on-going process, the Company’s management is charged with managing risk. The Chief Executive Officer reports to the Board of Trustees and its committees at least quarterly on the risks to the Company in the areas of competition and markets, cash flow, access to capital, refinancing of corporate and property level debt, tenant credit and leasing, and the Vice President, Legal provides a quarterly assessment to the Audit Committee of the Company’s compliance with the policies and procedures in place to minimize certain potential legal, regulatory and contractual risks and liabilities.

Board Committees

Our Board of Trustees had four standing committees to assist it in the discharge of its responsibilities during 2012. The principal responsibilities of each committee are described below. Committee members are appointed by the Board of Trustees upon the recommendation of the Nominating and Governance Committee, which annually reviews the composition of each committee. Consistent with this practice, the Nominating and Governance Committee determined in January 2012 that some rotation of committee membership was appropriate in order to ensure a fresh perspective is brought to each committee’s work. Upon the recommendation of the Nominating and Governance Committee, the Board of Trustees approved changes to the composition of each committee in January 2012. Actions taken by any committee of our Board of Trustees are reported to the Board of Trustees, usually at the meeting following such action. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE listing standards.

The table below provides membership information for each of the committees as of the date of this proxy statement:

Trustee	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance and Investment Committee
Robert H. Arnold		X		X (Chair)
Richard B. Chess		X	X
J. Roderick Heller, III			X	X
R. Michael McCullough	X	X (Chair)
Alan G. Merten	X		X (Chair)
Terry L. Stevens	X (Chair)*			X

*	Audit committee financial expert

Audit Committee

Our Board of Trustees has established an Audit Committee, which consists of Messrs. Stevens (Chairman) and McCullough and Dr. Merten. During 2012, Mr. Heller was appointed to the Audit Committee solely for the purpose, and during the pendency, of the Company’s internal investigation regarding the material weakness previously identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Internal Investigation”). Our Board of Trustees has determined that each of the Audit Committee members is independent, in accordance with the NYSE listing standards and applicable SEC rules, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Trustees. In addition, our Board of Trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the applicable SEC rules. The Audit Committee operates under an amended and restated written charter adopted by our Board of Trustees on March 30, 2011 and amended on December 20, 2012. The primary duties and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent registered public accounting firm our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, retain, compensate, evaluate and replace (if necessary) the independent registered public accounting firm;

•	approve professional services provided by the independent registered public accounting firm;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	oversee the performance of the Company’s internal audit function;

•	provide an avenue of communication among the outside auditors, management and our Board of Trustees;

•	encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•

monitor, with the Board of Trustees, compliance with legal and regulatory requirements and the Company’s major risk exposures related to the Company’s financial statements, financial reporting, debt covenant compliance, accounting and annual audit and the steps management has taken to monitor and control such exposures.

The Audit Committee has authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Audit Committee and has the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Audit Committee.

The Audit Committee met twenty-five (25) times in 2012, of which thirteen (13) meetings related solely to the Internal Investigation.

For more information, please see “Audit Committee Report” beginning on page 57.

Compensation Committee

Our Board of Trustees has established a Compensation Committee, which consists of Messrs. McCullough (Chairman), Arnold and Chess. Our Board has determined that each of the Compensation Committee members is independent in accordance with the NYSE listing standards and applicable SEC rules. The Compensation Committee operates under an amended and restated written charter adopted by our Board on December 20, 2012. The Compensation Committee determines compensation for our executive officers and administers the Company’s 2003 Equity Compensation Plan (as amended, the “2003 Plan”) and 2009 Equity Compensation Plan (as amended, the “2009 Plan”). The Committee’s basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results. The principal functions of our Compensation Committee include:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the compensation of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of our other executive officers;

•	determining and approving the compensation of our trustees;

•	reviewing our executive compensation plans, policies and programs;

•	implementing and administering our incentive and equity-based compensation plans;

•	administering and approving awards pursuant to these plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our annual proxy statement.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of trustee or executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Compensation Committee and has the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Compensation Committee.

Pursuant to its charter, the Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take, other than reviewing and discussing the disclosure under the caption, “Compensation Discussion and Analysis” beginning on page 24 and recommending inclusion of the disclosure in this proxy statement.

The Compensation Committee met ten (10) times in 2012.

Nominating and Governance Committee

Our Board of Trustees has established a Nominating and Governance Committee, which consists of Dr. Merten (Chairman) and Messrs. Chess and Heller. Our Board has determined that each of the Nominating and Governance Committee members is independent in accordance with NYSE listing standards and applicable SEC rules. The Nominating and Governance Committee operates under a written charter adopted by our Board on February 18, 2004 and amended on February 19, 2012. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board of Trustees candidates for service on our Board of Trustees;

•	implements and monitors our Governance Guidelines and Code of Business Conduct and Ethics;

•	reviews and makes recommendations on matters involving the general operation of our Board of Trustees, including board size and composition, and committee function, composition and structure;

•	recommends to our Board of Trustees nominees for each committee of our Board of Trustees;

•	oversees the evaluation of the annual performance of our Board of Trustees and its committees, management and each member of our Board of Trustees; and

•	oversees elements of the Company’s overall enterprise risk management program.

The Nominating and Governance Committee met four (4) times in 2012.

Finance and Investment Committee

Our Board of Trustees has established a Finance and Investment Committee, which consists of Messrs. Arnold (Chairman), Heller and Stevens. Among other duties, this committee:

•	reviews and evaluates the Company’s strategic business plan;

•	reviews the Company’s long-term and short-term capital structure;

•	reviews certain proposed asset acquisitions, dispositions and development by the Company;

•	reviews proposed financing transactions; and

•	oversees risk related to financial matters, debt compliance, liquidity, business strategy, acquisitions and dispositions and the Company’s markets.

The Finance & Investment Committee met nine (9) times in 2012.

Other Committees

From time to time, our Board of Trustees may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.

Executive Sessions of Our Non-Management Trustees

The non-management trustees of our Board of Trustees regularly meet in executive sessions that exclude our non-independent trustee and members of our management team. There were six (6) executive sessions held during 2012. Our Board of Trustees has appointed Mr. Heller as our Lead Independent Trustee and, as such, has determined that Mr. Heller, or in his absence, his designee, should chair all meetings of non-management trustees. During these meetings, Mr. Heller has the authority to lead the meeting, set the agenda and determine the information to be provided to the attendees. Shareholders and other interested persons may contact Mr. Heller in writing by mail c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. All such letters will be forwarded to Mr. Heller.

Trustee Nominations

Nominating and Governance Committee.    The Company’s Nominating and Governance Committee performs the functions of a nominating committee. The Nominating and Governance Committee’s charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by our Board. The Company’s Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating trustee candidates. Both documents are posted on the Company’s website at www.first-potomac.com. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Trustee Candidate Recommendations and Nominations by Shareholders.    The Nominating and Governance Committee’s charter provides that the committee will consider trustee candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating and Governance Committee through the method described under “Communications with Our Board of Trustees” below. In addition, any shareholder entitled to vote for the election of trustees at the 2014 Annual Meeting of Shareholders may nominate persons for election to the Board of Trustees if that shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2014 Annual Meeting” below.

Process and Criteria for Identifying and Evaluating Trustee Candidates.    The Nominating and Governance Committee evaluates all trustee candidates in accordance with the trustee qualification standards described in our Governance Guidelines. See also “Proposal 1: Election of Trustees” on page 4 for a discussion of the criteria, including the consideration of diversity, used to evaluate and select trustee candidates.

Communications with Our Board of Trustees

Our Board of Trustees has approved unanimously a process for shareholders and other interested parties to send communications to our Board. Shareholders and other interested parties can send communications to our Board and, if applicable, to any committee or to specified individual trustees in writing c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Board and any such specified committee or individual trustee.

Shareholder Proposals for Our 2014 Annual Meeting of Shareholders

Our Board will provide for presentation of proposals by our shareholders at the 2014 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC and our Bylaws regarding shareholder proposals.

Proposals of shareholders to be presented at the 2014 Annual Meeting must be received at our executive offices on or before December 5, 2013 to be considered for inclusion in the 2014 proxy statement materials.

Shareholders wishing to submit proposals or trustee nominations to be presented at the 2014 Annual Meeting that are not to be included in our proxy statement materials must deliver notice to us at our executive offices not less than 60 and no more than 90 days before the first anniversary of the date of the Company’s 2013 Annual Meeting (i.e. between February 21, 2014 and March 23, 2014). Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and trustee nominations. Our Bylaws are available on our website at www.first-potomac.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at or connected to our website is not and should not be considered part of this proxy statement.

Trustee Attendance at Meetings of our Board of Trustees and Annual Meeting of Shareholders

The Board of Trustees held twenty-five (25) meetings, including four (4) regularly scheduled quarterly meetings, in 2012. All trustees attended 75% or more of the aggregate number of meetings of the Board of Trustees and its committees on which they served during 2012.

It is our Board of Trustee’s policy that, absent unusual or unforeseen circumstances, all trustees of the Company should attend the annual meeting of shareholders. All of our trustees attended the 2012 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our related party transactions policy is set forth in the Company’s Bylaws and Code of Business Conduct and Ethics. The policy provides that trustees and officers are prohibited from entering into agreements and transactions with the Company that involve a conflict of interest, unless such conflict is first disclosed to the Board of Trustees and waived by a majority of the disinterested members of the Board of Trustees. For these purposes, a conflict of interest exists when a person’s interests are not aligned or appear not be aligned, or interfere, or appear to interfere, in any way with the interests of the Company.

Certain Relationships

Our chairman and certain of our executive officers beneficially own units of limited partnership interest (“Units”) in our operating partnership, First Potomac Realty Investment Limited Partnership (the “Operating Partnership”) as a result of contributions of properties and other assets to the Operating Partnership in connection with our initial public offering: Douglas J. Donatelli (92,056 Units, or approximately 3.5% of the total number of Units issued and outstanding, excluding the Units held by us); Nicholas R. Smith (41,123 Units, or approximately 1.6%); and James H. Dawson (11,385 Units, or approximately 0.4%). These executive officers may have conflicting duties because, in their capacities as our executive officers, and in the case of Mr. Donatelli, as our Chairman, they have a duty to the Company, while at the same time, in our capacity as general partner of the Operating Partnership, they have a fiduciary duty to the limited partners of the Operating Partnership. Conflicts may arise when the interests of our shareholders and the limited partners of the Operating Partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the Operating Partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders.

COMPENSATION OF TRUSTEES

The following table presents information relating to total compensation of our trustees for the fiscal year ended December 31, 2012. Douglas J. Donatelli, our chief executive officer, receives no compensation for his service on the Board of Trustees.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total
Robert H. Arnold	$40,000	$54,998	—	—	—	$3,214	(2)	$98,211
Richard B. Chess	$30,632	$54,998	—	—	—	$3,214	(2)	$88,843
J. Roderick Heller	$59,684	$54,998	—	—	—	$3,214	(2)	$117,895
R. Michael McCullough	$45,000	$54,998	—	—	—	$3,214	(2)	$103,211
Alan G. Merten	$44,684	$54,998	—	—	—	$3,214	(2)	$102,895
Terry L. Stevens	$45,000	$54,998	—	—	—	$3,214	(2)	$103,211

(1)	In accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant date fair value of restricted share awards made on May 23, 2012. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. At December 31, 2012, each trustee held 4,649 restricted Common Shares that vest on May 22, 2013, assuming continued service by the trustee until that date. There were no other unvested restricted Common Shares or outstanding options held by our non-management trustees as of December 31, 2012.

(2)	Represents the dividends earned on unvested restricted shares issued under the 2009 Plan.

Additional Information Regarding Compensation of Trustees

Annual Fees and Equity Awards.    As compensation for serving on our Board of Trustees each of our non-employee trustees is entitled to receive an annual base cash fee of $20,000. The chairman of the Audit Committee is entitled to receive an additional annual cash fee of $20,000, and the chairman of each of the Compensation, Nominating and Governance, and Finance and Investment committees is entitled to receive an additional annual cash fee of $15,000; provided, however, that a trustee may not receive more than one chairman’s fee. The Lead Independent Trustee is entitled to receive an additional annual cash fee of $30,000. Each non-employee trustee who is a member of the Audit Committee (other than the chairman) is entitled to receive an additional annual cash fee of $10,000 and each non-employee trustee who was a member of any other committee of the Board of Trustees (other than the chairman) is entitled to receive an additional annual cash fee of $5,000 with respect to each committee on which he serves. All of the fees are paid quarterly.

In addition, on May 23, 2012, each of our non-employee trustees received a grant of 4,649 restricted Common Shares (valued on the date of grant at approximately $55,000), all of which will vest on May 22, 2013, assuming continued service by the trustee until that date.

We reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees and any and all committees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, trustees and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2012.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2012.

EXECUTIVE OFFICERS

The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board of Trustees and serve at the Board’s discretion.

Name	Age	Position
Douglas J. Donatelli	51	Chief Executive Officer
Andrew P. Blocher	48	Executive Vice President, Chief Financial Officer
James H. Dawson	55	Executive Vice President, Chief Operating Officer
Nicholas R. Smith	48	Executive Vice President, Chief Investment Officer
Michael H. Comer	47	Senior Vice President, Chief Accounting Officer
Timothy M. Zulick	49	Senior Vice President, Leasing

Douglas J. Donatelli.    See Mr. Donatelli’s information on page 5.

Andrew P. Blocher joined the Company in 2012 as Executive Vice President and Chief Financial Officer. Mr. Blocher has over 20 years of finance and capital markets experience, including 15 years in the public REIT sector. Prior to joining the Company, Mr. Blocher was the Chief Financial Officer at Federal Realty Investment Trust (NYSE: FRT), where he had oversight of the finance, accounting, human resources, investor relations and information technology departments. Mr. Blocher joined FRT in 2000 as Vice President, Investor Relations and was promoted to Senior Vice President in 2007 and to Chief Financial Officer in 2008. Mr. Blocher had served as Director, Structured Finance Marketing and Modeling, at Freddie Mac, as well as Vice President of Capital Markets for CRIIMI MAE Inc., a mortgage REIT. Mr. Blocher received his Bachelor of Science degree in Finance from Indiana University in Bloomington and his Masters of Business Administration in Finance from The George Washington University.

James H. Dawson served as Senior Vice President and Chief Operating Officer of the Company since 1998 and was elected Executive Vice President in February 2005. Mr. Dawson has coordinated the Company’s management and leasing activities since joining the Company in 1998. Prior to joining the Company, Mr. Dawson spent 18 years with Reico Distributors, a large user of business park and industrial product in the Baltimore/Washington corridor. At Reico, he was responsible for the construction and management of the firm’s warehouse portfolio. Mr. Dawson received his Bachelor of Science degree in Business Administration from James Madison University and is a member of the Northern Virginia Board of Realtors, the Virginia State Board of Realtors, the Institute of Real Estate Management and NAREIT. Mr. Dawson also serves on the National Association of Industrial and Office Parks (“NAIOP”) Northern Virginia Board.

Nicholas R. Smith is one of the founders of the Company and has served as Executive Vice President and Chief Investment Officer since the founding of our predecessor in 1997. He has over 25 years of experience in commercial real estate in the Washington, D.C. area, including seven years with Donatelli & Klein, Inc. (now

Donatelli Development, Inc. (“DDI”)), and D&K Management. Prior to joining DDI, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in Mclean, Virginia and Transwestern (formerly Barrueta & Associates, Inc.), a Washington, D.C.-based commercial real estate brokerage and property management firm. Mr. Smith received his Bachelor of Arts degree from The Catholic University of America. He currently serves on the Council of Advisors for the University of Maryland’s School of Architecture, Planning and Preservation Graduate Programs in Real Estate and is a member of the Board of Directors of the Choral Arts Society of Washington. He is also a member of NAIOP, the Urban Land Institute and NAREIT.

Michael H. Comer served as the Company’s Vice President and Chief Accounting Officer since August 2003 and was elected Senior Vice President in February 2005. Prior to joining the Company, Mr. Comer was Controller at Washington Real Estate Investment Trust (NYSE: WRE), a Washington, D.C.-based, diversified real estate investment trust, where from 1999 to 2003 he was responsible for overseeing the Company’s accounting operations and its internal and external financial reporting. Prior to his tenure at WREIT, he was a manager in corporate accounting at The Federal Home Loan Mortgage Corp., and, prior to that position, was with KPMG LLP in Washington, D.C. where he performed audit, consultation and advisory services from 1990 to 1994. He is a CPA and a graduate of the University of Maryland, where he received a Bachelor of Science degree in Accounting. Mr. Comer is a member of the American Institute of Certified Public Accountants and NAREIT.

Timothy M. Zulick has served as Senior Vice President, Leasing since August 2004. Prior to joining the Company, Mr. Zulick was Senior Vice President at Trammell Crow Company where, from 1998 to 2004, he concentrated on leasing, sales and development of office and industrial properties in the Baltimore-Washington Corridor. From 1994 to 1998, he worked as a tenant and landlord representative with Casey ONCOR International where he also focused on leasing and sales of industrial properties. Prior to that, Mr. Zulick was with Colliers Pinkard and specialized in the valuation of commercial real estate in Maryland. He received a Bachelor of Science degree in Business Administration from Roanoke College. Mr. Zulick is a licensed real estate person, a board member of Maryland/D.C. NAIOP and Chairman of its National Capital Challenge and a member of the Society of Industrial and Office Realtors (“SIOR”). Additionally, he serves on the board of the National Multiple Sclerosis Society, Maryland Chapter, where he currently serves as the Chairman of their annual MS Golf event.

SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 18, 2013, regarding the Company’s Common Shares owned of record or known to the Company to be owned beneficially by each trustee and nominee for trustee, each executive officer and all trustees and executive officers as a group. At March 18, 2013, there were 51,262,848 Common Shares outstanding. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. The address for each individual listed below is: c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percent of Class(2)
Douglas J. Donatelli	782,124	(3)	1.5%
Nicholas R. Smith	408,165	(4)	*
Barry H. Bass	190,580	(5)	*
Joel F. Bonder	159,565	(6)	*
James H. Dawson	278,781	(7)	*
Andrew P. Blocher	118,005	(8)	*
Michael H. Comer	97,081	(9)	*
Timothy M. Zulick	68,762	(10)	*
Robert H. Arnold	14,881	(11)	*
Richard B. Chess	25,933	(12)	*
J. Roderick Heller, III	37,649	(13)	*
R. Michael McCullough	26,206	(13)	*
Alan G. Merten	22,900	(13)	*
Terry L. Stevens	27,074	(13)	*

All Trustees and Executive Officers as a group (13 persons)	2,257,706		4.4%

*	Represents less than one percent of the Company’s issued and outstanding shares.

(1)	Includes (i) the number of Common Shares that are issuable upon exercise of options that are exercisable within 60 days of March 18, 2013, and (ii) the total number of Common Shares issuable upon redemption of Units. All Units held by the named person are currently redeemable by the holder for cash, or at the Company’s option, an equivalent number of Common Shares.

(2)	The total number of our Common Shares outstanding used in calculating the percentage ownership of each person assumes that none of the Units held by other persons are redeemed for Common Shares and that none of the stock options held by other persons are exercised.

(3)	Includes (i) 81,858 Common Shares issuable upon redemption of Units held directly, (ii) 10,198 Common Shares issuable upon redemption of Units held by DKEPA #7 Partnership, of which Mr. Donatelli is a general partner, (iii) 243,125 Common Shares issuable upon the exercise of options that have vested, (iv) 479 Common Shares held by Mr. Donatelli as custodian for his minor children as to which he disclaims beneficial ownership, (v) 5,500 Common Shares held in trust for the benefit of certain of Mr. Donatelli’s family members, over which trust Mr. Donatelli possesses voting and investment power; (vi) 172,562 restricted Common Shares that will vest if the Company meets certain performance criteria, and (vii) 80,899 restricted Common Shares that vest over time. Mr. Donatelli has pledged 81,858 Units in connection with a margin loan at a fair market interest rate from Capitol One, N.A., which is a 9.8% participant in the Company’s revolving credit facility and an 8.3% participant in the Company’s unsecured term loan. He also has pledged 169,197 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(4)

Includes (i) 41,123 Common Shares issuable upon redemption of Units held directly, (ii) 85,000 Common Shares issuable upon the exercise of stock options that have vested, (iii) 42,642 restricted Common Shares that vest if the Company meets certain performance criteria, and (iv) 98,946 restricted Common Shares that vest over time. Mr. Smith has pledged 41,123 Units in connection with a margin loan at a fair market interest rate from Capital One, N.A., which is a 9.8% participant in the Company’s revolving credit facility and an 8.3% participant in the Company’s unsecured term loan. He also has pledged 124,157 Common Shares in connection with a margin loan at a fair market interest rate from RBC a 5% participant in the Company’s unsecured term loan.

(5)	Mr. Bass separated from the Company in September 2012. The information reported for Mr. Bass is based on information available to the Company and may not reflect current beneficial ownership.

(6)	Includes 50,000 Common Shares issuable upon the exercise of options that have vested. Mr. Bonder separated from the Company in December 2012. The information reported for Mr. Bonder is based on information available to the Company and may not reflect current beneficial ownership.

(7)	Includes (i) 11,385 Common Shares issuable upon redemption of Units held directly, (ii) 47,500 Common Shares issuable upon the exercise of options that have vested, (iii) 5,784 Common Shares owned jointly with his minor children, (iii) 40,243 restricted Common Shares that vest if the company meets certain performance criteria, and (iv) 94,340 restricted Common Shares that vest over time. Mr. Dawson has pledged 68,204 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(8)	Consists of 118,005 restricted Common Shares that vest over time.

(9)	Includes (i) 32,500 Common Shares issuable upon the exercise of stock options that have vested, (ii) 11,996 restricted Common Shares that vest if the Company meets certain performance criteria, (iii) 26,236 restricted Common Shares that vest over time, and (iv) 3,000 Common Shares held by Mr. Comer as custodian for his minor children.

(10)	Includes (i) 20,000 Common Shares issuable upon the exercise of stock options that have vested, (ii) 7,682 restricted Common Shares that vest if the Company meets certain performance criteria, and (iii) 20,238 restricted Common Shares that vest over time.

(11)	Includes 4,649 restricted Common Shares that vest on May 22, 2013, assuming continued service by the trustee until that date. Mr. Arnold has pledged 10,232 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(12)	Includes 4,649 restricted Common Shares that vest on May 22, 2013, assuming continued service by the trustee until that date. Mr. Chess has pledged 6,500 Common Shares in connection with a margin loan at a fair market interest rate from an investment banking firm.

(13)	Includes 4,649 restricted Common Shares that vest on May 22, 2013, assuming continued service by the trustee until that date.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

At March 18, 2013, there were 51,262,848 Common Shares outstanding. To the Company’s knowledge, based upon information available to the Company, beneficial owners of more than 5% of the Company’s Common Shares as of March 18, 2013, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

The Vanguard Group, Inc.	6,284,393	(1)	12.26%
100 Vanguard Blvd.
Malvern, PA 19355

FMR LLC	5,671,102	(2)	11.06%
82 Devonshire Street
Boston, MA 02109

Prudential Financial, Inc.	5,155,799	(3)	10.06%
751 Broad Street
Newark, NJ 07102

Jennison Associates LLC	5,147,869	(4)	10.04%
466 Lexington Avenue
New York, NY 10017

T. Rowe Price Associates, Inc.	4,794,657	(5)	9.35%
100 East Pratt Street
Baltimore, MD 21202

BlackRock, Inc.	3,592,338	(6)	7.01%
40 East 52nd Street
New York, NY 10022

Vanguard Specialized Funds — Vanguard REIT Index Fund	3,380,682	(7)	6.59%
100 Vanguard Blvd.
Malvern, PA 19355

Earnest Partners, LLC	2,792,317	(8)	5.45%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309

AEW Capital Management, L.P.	2,759,000	(9)	5.38%
AEW Capital Management, Inc.
World Trade Center East
Two Seaport Lane
Boston, MA 02110

(1)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2013, by The Vanguard Group, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 153,921 Common Shares, shared voting power over 36,300 Common Shares, sole dispositive power over 6,165,172 Common Shares and shared dispositive power over 119,221 Common Shares.

(2)	Information based on a Schedule 13G/A file with the Securities and Exchange Commission on February 14, 2013, by FMR LLC. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 350,582 Common Shares and sole dispositive power over 5,671,102 Common Shares.

(3)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013, by Prudential Financial, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 179,215 Common Shares, shared voting power over 4,976,584 Common Shares, sole dispositive power over 179,215 Common Shares and shared dispositive power over 4,976,584 Common Shares. Based on this Schedule 13G/A Prudential Financial, Inc. is the indirect parent of Jennison Associates LLC.

(4)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013, by Jennison Associates LLC. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 5,147,869 Common Shares and shared dispositive power over 5,147,869 Common Shares. Based on the Schedule 13G/A, Prudential Financial, Inc. indirectly owns 100% of Jennison Associates LLC. As a result, Common Shares reported on the Schedule 13G/A filed by Jennison Associates LLC may be included in the Common Shares reported by Prudential Financial, Inc.

(5)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2013, by T. Rowe Price Associates, Inc. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 1,133,957 Common Shares and sole dispositive power over 4,794,657 Common Shares.

(6)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2013, by BlackRock, Inc. The Schedule 13G/A indicates that the reporting entity is a parent holding company or control person with the sole voting power over 3,592,338 Common Shares and sole dispositive power over 3,592,338 Common Shares.

(7)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013, by Vanguard Specialized Funds — Vanguard REIT Index Fund. The Schedule 13G/A indicates that the reporting entity is an investment company with sole voting power over 3,380,682 Common Shares.

(8)	Information based on an amendment to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013, by Earnest Partners, LLC. The Schedule 13G/A indicates that the reporting entity is an investment adviser with sole voting power over 1,031,255 Common Shares, shared voting power over 442,125 Common Shares and sole dispositive power over 2,792,317 Common Shares.

(9)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013, by AEW Capital Management, L.P. and AEW Capital Management, Inc. The Schedule 13G indicates that the reporting entity has sole voting power over 2,456,600 Common Shares and sole dispositive power over 2,759,000 Common Shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent in accordance with the Company’s criteria.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement with management and, based on that review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

R. Michael McCullough, Chairman

Robert H. Arnold

Richard B. Chess

March 26, 2013

The foregoing report does not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of our Board of Trustees (which we refer to as the “Compensation Committee” or “Committee” in this section of our proxy statement) is responsible for designing and administering the underlying policies and principles of our executive officer compensation program. This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers and describes how and why the Compensation Committee made its 2012 compensation decisions.

Our named executive officers for 2012 are as follows:

•	Douglas J. Donatelli, our Chairman and Chief Executive Officer;

•	Andrew P. Blocher, our Executive Vice President and Chief Financial Officer, who joined the Company in October 2012;

•

Michael H. Comer, our Senior Vice President and Chief Accounting Officer, who also performed the functions of the Company’s principal financial officer for part of 2012 as a result of changes in the Company’s Chief Financial Officer;

•	James H. Dawson, our Executive Vice President and Chief Operating Officer;

•	Nicholas R. Smith, our Executive Vice President and Chief Investment Officer;

•	Timothy M. Zulick, our Senior Vice President, Leasing;

•	Barry H. Bass, our former Executive Vice President and Chief Financial Officer, who left the Company in September 2012; and

•	Joel F. Bonder, our former Executive Vice President and General Counsel, who left the Company in December 2012.

Throughout this proxy statement, these individuals are referred to collectively as the “named executive officers” or “executive officers.”

Executive Summary

Compensation Philosophy and Objectives

We are a self-managed, self-administered real estate investment trust, or REIT, that focuses on owning, managing, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. The industry and markets in which we compete for personnel, acquisitions, tenants and capital are highly competitive and require a highly qualified executive management team with strong vision and operational skills. The underlying principle of our executive compensation program is to reward executives for crafting and executing strategies that create shareholder value, drive financial and strategic results and enhance our competitive position within the industry and markets in which we compete. The specific objectives of our executive compensation program are to:

•	Attract and retain highly qualified executive officers;

•	Provide a total compensation package that is competitive with those provided by our peer group and appropriate to each named executive officer’s experience, responsibilities and performance;

•

Motivate our named executive officers to achieve our Company’s goals by tying a significant portion of executive compensation to our achievement of pre-established short- and long-term financial and operating objectives and the executive’s individual contributions to the achievement of those objectives;

•

Provide the opportunity to earn compensation at the median of peers for target performance and at the higher end of the compensation range for performance that exceeds corporate goals, while setting compensation below the median for performance that fails to meet our corporate goals; and

•	Encourage executive share ownership by providing long-term incentives that align the interests of our executive officers with those of our shareholders and further the goals of executive retention.

Components of Named Executive Officer Compensation

Consistent with the foregoing compensation philosophy, the following are the components of our compensation program for named executive officers:

Compensation Component	Primary Objective(s)	Key Features
Base Salary	Provide sufficiently competitive pay to attract and retain experienced and successful executives	Targeted at median of base salary paid to similarly situated executives of the peer group companies

Short-Term Incentive Compensation	Encourage and reward valuable contributions to the Company’s annual financial and operational performance objectives that create shareholder value	Target ranges from 70% to 150% of base salary and is paid in cash and/or equity

Long-Term Incentive Compensation	Encourage and reward building long-term shareholder value; align management interests with those of shareholders; and encourage retention	Equity-based awards based on individual and Company performance

Severance Benefits	Attract and retain highly qualified executive officers	Lump sum cash payments based on prior salary and bonus, accelerated vesting of outstanding equity awards and temporary health insurance coverage

Benefits	Provide an appropriate level of benefits equitably to all employees	Generally the same benefit plan as all employees

2012 Business Highlights

Examples of key performance achievements that the Compensation Committee took into account when setting compensation include the following:

•	Core Funds From Operations (“Core FFO”) of $1.20 per diluted share, which exceeded our 2012 goal of $1.06 per diluted share;

•

Executed 2.2 million square feet of leases, consisting of 921,000 square feet of new leases (which exceeded our internal 2012 goal of 900,000 square feet) and 1.3 million square feet of renewal leases (which exceeded our internal 2012 goal of 900,000 square feet);

•	Expanded unsecured term loan from $225.0 million to $300.0 million;

•	Increased operating flexibility under credit facility and term loans by amending certain financial and other covenants;

•	Entered into an aggregate of $121.4 million of mortgage loans encumbered by 1211 Connecticut Avenue, NW, Redland Corporate Center and 1005 First Street, NE;

•	Raised net proceeds of approximately $44 million through the issuance of additional 7.750% Series A Preferred Shares;

•	Sold a 95% interest in an unconsolidated joint venture that owned 1200 17th Street, NW, an office building in Washington, D.C., for $43.7 million, resulting in a $3.0 million gain on the sale; and

•	Sold seven buildings in the Company’s Maryland region for aggregate net proceeds of $14.3 million.

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, management identified a material weakness in the Company’s internal control over financial reporting as of December 31, 2011. The discovery of potential covenant compliance issues related to this material weakness set off a series of events that led to a significant restructuring of our debt, changes among the senior leadership team, and restructuring of the organization. At the same time, due to market concerns relating to the Federal government, the Washington, D.C. area experienced weaker demand for commercial real estate than in prior years. Yet, despite the distractions and a very challenging real estate environment, the Company achieved all of its operating performance goals. In addition, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company remediated its previously disclosed material weakness as of December 31, 2012.

In addition, during the last quarter of 2012, the Company developed an updated strategic and capital plan. As discussed in this plan, which was announced in January 2013, the Company is continuing to execute on its strategy of repositioning its portfolio to focus on high-quality office properties in the Washington, D.C. metropolitan region. Key aspects of the plan include:

•

Exploring the potential disposition of a majority of the Company’s industrial properties, consisting of approximately 4.3 million square feet, approximately 2.6 million square feet of which is located in Southern Virginia;

•	Implementing targeted portfolio management initiatives to drive operating efficiencies and improve occupancy;

•	Executing steps designed to increase balance sheet capacity and expand the sources of capital necessary to achieve investment-grade credit metrics over time; and

•	In connection with these initiatives, reduced the quarterly dividend to $0.15 per common share, which equates to an annualized dividend of $0.60 per common share.

The Company believes that the execution of these initiatives, which is already underway, will result in a portfolio with a greater concentration of high-quality office properties in the Washington, D.C. metropolitan region, improved occupancy and performance within the core portfolio, and additional financial flexibility. It is our view that if we are successful in executing our strategy and strengthening our balance sheet, we will deliver superior returns to shareholders over time. Our approach to executive compensation is one that aligns our business strategy with the way we reward our executives.

Process for Setting Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for designing and administering our executive officer compensation program. Among other duties, the Compensation Committee is responsible for the following:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and recommending to the independent members of the Board of Trustees the total compensation of the Chief Executive Officer;

•

reviewing and approving the total compensation of the executive officers, based on the recommendations of the Chief Executive Officer (and, in the case of the Chief Accounting Officer and the Senior Vice President, Leasing, upon the recommendation of the Chief Financial Officer and Chief Operating Officer, respectively); and

•	approving equity-based awards for all executive officers.

In addition, the Compensation Committee administers equity compensation for all employees under the 2003 Equity Compensation Plan, as amended (the “2003 Plan”), and the 2009 Equity Compensation Plan, as amended (the “2009 Plan”).

The Compensation Committee is supported in its work by the Company’s Vice President, Human Resources and an executive compensation consultant, as described below. The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.first-potomac.com, under the section, “Investor Relations — Corporate Governance.” Information at or connected to our website is not and should not be considered part of this proxy statement.

Role of Executive Officers

Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, each year our Chief Executive Officer meets with the Compensation Committee to discuss his specific recommendations regarding the base salary, short-term incentive compensation and long-term incentive compensation of each of the executive officers who report directly to him (the Chief Financial Officer, the Chief Investment Officer and the Chief Operating Officer) and provide further insight and details of each executive officer’s performance.

The Chief Financial Officer makes recommendations to the Chief Executive Officer and other Executive Vice Presidents regarding the base salary, short-term incentive compensation and long-term incentive compensation of the Chief Accounting Officer. The Chief Executive Officer and Executive Vice Presidents, based on the recommendations of the Chief Financial Officer, recommend total compensation for review and approval by the Compensation Committee.

With respect to the commission-based compensation of the Senior Vice President, Leasing, the Chief Operating Officer sets leasing goals and commission targets at the beginning of each fiscal year, subject to approval by the Chief Executive Officer and the Compensation Committee. Achievement of these goals determines commission compensation for the Senior Vice President, Leasing for the year. The Chief Executive Officer and Executive Vice Presidents, based on the recommendation of the Chief Operating Officer, recommend long-term incentive compensation for review and approval by the Compensation Committee.

The Compensation Committee believes it is valuable to consider the recommendations of the Chief Executive Officer (with input from the Executive Vice Presidents, as discussed above) with respect to these matters because, given his knowledge of our operations, the real estate industry generally and our markets in particular, and the day-to-day responsibilities of such named executive officers, he is in a unique position to provide the Compensation Committee perspective into the most appropriate measures and goals in light of our business at a given point in time. However, the Compensation Committee makes all final determinations on issues within the scope of its authority, including with respect to these specific recommendations.

Role of the Compensation Consultant

In the fall of 2012, the Compensation Committee retained FPL Advisory Group (“FPL”) to serve as its independent compensation consultant. FPL reports solely to the Compensation Committee for all services related to executive officer compensation. The assigned consultant from FPL generally attends meetings of the

Compensation Committee; however, the Compensation Committee makes all decisions regarding the compensation of our named executive officers. The Compensation Committee previously had retained Mercer Human Resource Consulting (“Mercer”) as its independent compensation consultant.

The Compensation Committee has analyzed the work of FPL and Mercer and has determined that their work does not raise any conflicts of interest. FPL, Mercer and their affiliates do not provide any services or products to the Company or management without the approval of the Chairperson of the Compensation Committee. To date, no such services or products have been provided to us by FPL or Mercer, and there are no business or personal relationships that raise the possibility of a conflict of interest between FPL, Mercer or their affiliates, on the one hand, and the Compensation Committee or the Company, on the other hand.

Peer Group Analysis

The Compensation Committee reviews the potential total compensation package for each of the executive officers against a pre-selected peer group consisting of other publicly-traded REITs. Consistent with the objectives of the Company’s executive compensation program, the Compensation Committee compares executive officer compensation against these peer companies to ensure that the Company attracts and retains highly qualified executive officers by providing a total compensation package that is competitive with those provided by the Company’s peers. For 2011, the Company’s peer group included twelve companies. In consultation with the Compensation Committee, FPL recommended expanding the 2012 compensation peer group to include seventeen companies, retaining 75% of the peers used in 2011.

The following three primary factors were used to select a group of publicly traded REITs that the Compensation Committee believes provide useful comparative data:

•	Focus on office operations or a hybrid portfolio of office/industrial;

•	Geographic location (mid-Atlantic market); and/or

•	Similar size in terms of equity or total market capitalization.

Based on these factors, the Compensation Committee selected the 2012 peer group, which is listed below together with the 2011 peer group:

2011 Peer Group	2012 Peer Group

Acadia Realty Trust

Cedar Realty Trust, Inc.

Cousins Properties Incorporated

DCT Industrial Trust Inc.

EastGroup Properties, Inc.

First Industrial Realty Trust, Inc.

Hersha Hospitality Trust

Kite Realty Group Trust

Parkway Properties, Inc.

PS Business Parks, Inc.

Ramco-Gershenson Properties Trust

Washington Real Estate Investment Trust

Brandywine Realty Trust

CapLease, Inc.

Cedar Realty Trust, Inc.

Corporate Office Properties Trust

Cousins Properties Incorporated

DiamondRock Hospitality Company

DuPont Fabros Technology, Inc.

EastGroup Properties, Inc.

Hersha Hospitality Trust

Hudson Pacific Properties, Inc.

Kite Realty Group Trust

Medical Properties Trust, Inc.

Parkway Properties, Inc.

Pebblebrook Hotel Trust

PS Business Parks, Inc.

Ramco-Gershenson Properties Trust

Washington Real Estate Investment Trust

Generally, the Compensation Committee reviews the peer group compensation data to ensure that total compensation for the Company’s executive officers is at or near the median of compensation paid to members of the peer group, while allowing for variations that might result from the experience or past performance of the individual executive officer. Actual total compensation may lead or lag the peer group based on achievement of goals established by the Compensation Committee for the executive officers.

Policy and Process

The Compensation Committee reviews and approves compensation for the executive officers. At the request of the Committee, FPL provided Mr. Donatelli and the Compensation Committee with a compensation survey of the Company’s peer group and other relevant market data and alternatives to consider when making compensation decisions for the executive officers.

Mr. Donatelli met with the Compensation Committee and FPL in the first quarter of 2013 to analyze the Company’s results in the preceding year and to discuss his specific recommendations regarding the base salary, short-term incentive and long-term incentive compensation components (as applicable) of each of the executive officers and provide further insight and details of each executive officer’s performance. As discussed above, Mr. Donatelli’s recommendations regarding Messrs. Comer and Zulick took into account the recommendations of Messrs. Blocher and Dawson, respectively. The Chairman of the Compensation Committee, Mr. McCullough, developed specific recommendations to the Compensation Committee regarding the three components of Mr. Donatelli’s annual compensation (base salary, short-term incentive compensation and long-term incentive compensation). In executive session, the Compensation Committee then met with FPL to review Messrs. McCullough’s and Donatelli’s recommendations and to determine each executive officer’s total compensation based on the policies and considerations described in this Compensation Discussion and Analysis. The independent trustees of the Board of Trustees authorized and approved the compensation of the Chief Executive Officer after considering the recommendation of the Compensation Committee.

The processes for setting the compensation of the named executive officers are summarized below:

Position	Process to Set Compensation
Chief Executive Officer — Douglas J. Donatelli	Compensation Committee recommends base salary and short-term and long-term incentive compensation for approval by the independent members of the Board of Trustees.

Executive Vice Presidents — Andrew P. Blocher Nicholas Smith James Dawson Barry Bass(1) Joel Bonder(1)	The Chief Executive Officer recommends base salary and short-term and long-term incentive compensation for review and approval by the Compensation Committee.

Chief Accounting Officer — Michael Comer	The Chief Executive Officer and Executive Vice Presidents, based on recommendations of the Chief Financial Officer, recommend base salary and short-term and long-term incentive compensation for review and approval by the Compensation Committee.

Senior Vice President, Leasing — Tim Zulick	The Chief Operating Officer sets leasing goals and commission targets at the beginning of each fiscal year, subject to approval by the Chief Executive Officer and the Compensation Committee. Achievement of these goals determines commission compensation for the year. The Chief Executive Officer and Executive Vice Presidents, based on the recommendation of the Chief Operating Officer, recommend long-term incentive compensation for review and approval by the Compensation Committee.

(1)	Former executive officer.

Shareholder Advisory Vote

The Compensation Committee considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at the 2012 Annual Meeting. As reported in the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2012, there was strong support by shareholders for the compensation program offered to the Company’s named executive officers. Accordingly, the Compensation Committee made no changes to the Company’s executive officer compensation program as a result of the “say-on-pay” vote.

Components of Named Executive Officer Compensation

As outlined above, for the fiscal year ended December 31, 2012, the principal components of compensation for the named executive officers were:

•	base salary;

•	short-term incentive compensation;

•	long-term incentive compensation;

•	severance and other similar benefits payable upon termination or a change in control; and

•	benefits.

Each component of the compensation program is described below.

Base Salary

Policy and Process.    Base salary, which under our compensation program is market-derived and market-driven, represents the fixed component of our executive officer compensation program. Base salary is paid in cash and is targeted to be 30% or less of total annual compensation for each of the executive officers. The actual percentage will vary from year to year based on performance within that year. Because one of the primary objectives of our executive officer compensation program is to instill an ownership mentality in the executive officers, the base salary component constitutes a smaller percentage of total compensation than incentive-based compensation.

On an annual basis, the Compensation Committee reviews the base salary of each of the executive officers and considers adjustments to place executive officer base salary in a position approximately equal to the median base salary paid to similarly situated executives of the peer group companies. In making this determination, the Compensation Committee reviews an analysis performed by the Company’s compensation consultant of the base salaries paid to comparable executives in our peer group. In making its final determination of the base salary to be paid to an executive officer, the Compensation Committee also takes into consideration the responsibilities and individual performance of the executive officer, the contribution of the executive officer to the achievement of the Company’s goals, the experience of the executive officer and, for all but the Chief Executive Officer, the Chief Executive Officer’s recommendations. The Compensation Committee reviews and establishes base pay during the first quarter of each year, after reviewing the performance of the Company and each executive officer in the prior fiscal year.

2012 and 2013 Base Salaries.    In February 2012, the Compensation Committee approved base salary increases of approximately 3% for Messrs. Bass, Smith, Dawson and Bonder, and approximately 2% for Mr. Comer, each effective March 1, 2012. These salaries are included in the “Summary Compensation Table” on page 40. In February 2013, the Compensation Committee approved base salary increases of approximately 3% for Messrs. Smith and Dawson, effective March 1, 2013, as follows: Mr. Smith $330,000; and Mr. Dawson $320,000. In February 2013, the Compensation Committee approved a base salary increase of approximately 11% for Mr. Comer, effective March 1, 2013. In accordance with SEC regulations, 2013 base salaries are not included in the Summary Compensation Table on page 40. The 2012 and 2013 increases were based on individual merit and the Company’s operational performance in 2011 and 2012, respectively, and were compared against peer group data to ensure alignment with previously stated goals. In addition, Mr. Comer’s 2013 increase took into account his expanded role over the course of 2012.

Mr. Zulick did not receive a base salary in 2012 but instead received a twice-monthly draw with a quarterly reconciliation based on leasing commissions earned. In 2012, his total commissions earned were $402,735. For 2013, Mr. Zulick will receive a base salary of $270,000.

CEO Base Salary.    In February 2012, the Compensation Committee recommended and the Board of Trustees approved a 12.6% base pay increase to $535,000 for Mr. Donatelli. In February 2013, the Compensation Committee approved a base salary increase of approximately 7.5% for Mr. Donatelli to $575,000, effective March 1, 2013. In accordance with SEC regulations, Mr. Donatelli’s 2013 base salary is not included in the Summary Compensation Table on page 40. The 2012 and 2013 adjustments place Mr. Donatelli below the median of base pay for other chief executive officers in the Company’s compensation peer group. As documented against both the 2011 and 2012 compensation peer groups, Mr. Donatelli’s base pay fell below the 25th percentile of peers and these increases were intended to move his base salary to approximately the median of his peers and are a reflection of the desire of the Board of Trustees to reward him for the Company’s strong operational performance and for his role in the remediation of the material weakness and issues related to financial covenants, as previously disclosed.

The following table summarizes the base salary increases approved for the named executive officers for 2013:

Name	Title	2012 Salary	2013 Salary	Percent Increase
Douglas Donatelli	Chairman and Chief Executive Officer	$535,000	$575,000	7.5%
Andrew Blocher	EVP and Chief Financial Officer	$360,000(1)	$360,000	—
Michael Comer	SVP and Chief Accounting Officer	$235,000	$260,000	10.6%
Nicholas Smith	EVP and Chief Investment Officer	$320,000	$330,000	3.1%
James Dawson	EVP and Chief Operating Officer	$310,000	$320,000	3.2%
Tim Zulick	SVP, Leasing	Commissions based on leasing	$270,000	—

(1)	Mr. Blocher joined the Company in October 2012. As a result, the actual base salary paid to Mr. Blocher in 2012 was $83,836.

Short-Term Incentive Compensation

Policy and Process.    Short-term incentive awards are designed to encourage our executive officers to pursue annual goals that will inure to the benefit of our Company and shareholders in both the short- and long-term. Short-term incentive awards are intended to reward high-performing executive officers whose contributions improve the operational performance of our existing portfolio and the Company and generate new business opportunities and investments, all of which create shareholder value. In turn, the Compensation Committee intends for short-term incentive compensation to continue to promote the continuity of management.

The Compensation Committee typically determines short-term incentive awards during the first quarter following the fiscal year end to which such awards pertain, and, after a review of our Company’s and the executive’s actual performance. For 2012, short-term incentive compensation was targeted based on results in the following three performance categories: (i) a corporate performance component; (ii) a qualitative departmental/functional component; and (iii) a qualitative individual performance component. The weighting given to each of the three categories for the named executive officers is as follows:

Position	Corporate Performance	Department Performance	Individual Performance	Total
Chief Executive Officer	60%	0%	40%	100%
Executive Vice Presidents	40%	40%	20%	100%
Chief Accounting Officer	20%	60%	20%	100%

The amounts of the short-term incentive awards for each group of named executive officers were based on the following:

•

For the Chief Executive Officer, based on the two components of his short-term incentive plan (corporate and individual), the threshold amount is 100% of base salary and the target amount will pay up to 150% of base salary. The incentive payment that the Compensation Committee may recommend for achievement of the two components that qualify as over-performance is within the discretion of the Compensation Committee;

•

For the Executive Vice Presidents (Messrs. Blocher, Smith and Dawson), based on the three components of their short-term incentive plan (corporate, departmental and individual), the threshold amount is 40% of base salary and the target amount will pay up to 80% of base salary. The incentive payment for achievement of the three components that qualify as over-performance is within the discretion of the Compensation Committee; and

•

For the Chief Accounting Officer, based on the three components of his short-term incentive plan (corporate, departmental and individual), the target amount for his short-term incentive award is 70% of base salary. The incentive payment for achievement of the three components that qualify as over-performance is within the discretion of the Compensation Committee.

During the first quarter of 2013, actual results under the measures for the corporate performance component were determined and are set forth below against the 2012 annual corporate performance goals:

Elements of Corporate Performance	2012 Goal	2012 Actual
Core FFO(1)	$1.06	$1.20
Leasing Activity: New	900,000 sq ft	921,000 sq ft
Leasing Activity: Renewal	900,000 sq ft	1,299,000 sq ft
Acquisition Volume	$300 million	$0
Disposition Volume	$0	$58.9 million
Financing Transactions	$240 million	$736.4 million
Relative Total Shareholder Return(2)	2nd Quartile	4th Quartile

(1)	The Company defines FFO, or Funds From Operations, as net income (loss) before minority interests (computed in accordance with GAAP) excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. This definition is consistent with the definition of FFO adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). Core FFO excludes certain items from FFO that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance, including, but not limited to, gains and losses on the retirement of debt, contingent consideration charges and acquisition costs. The Company presents Core FFO per diluted share calculations based on the outstanding diluted common shares of the Company plus outstanding Units.

(2)

The Company’s total shareholder return compared to a broad cross-section of publicly traded REITs. Total shareholder return is calculated as (i) the sum of (a) the cumulative amount of dividends paid per common share in 2012, assuming the reinvestment of dividends in common shares of the Company, and (b) an amount equal to (x) the closing common share price on the last trading day of the year, minus (y) the closing common share price on the first trading day of the year, divided by (ii) the closing common share price on the first trading day of the year.

In February 2013, after reviewing the Company’s actual 2012 results versus corporate performance goals, as well as departmental and individual performance component measures, the Compensation Committee determined that the named executive officers would receive overall short-term incentive awards slightly below the target amounts, with the exception of Mr. Comer. Although the Company’s annual operational results exceeded performance goals, total shareholder return, which is the most significant element of the corporate performance category, was down overall and as compared with the peer group and the RMS.

In light of the foregoing, Mr. Dawson received a short-term incentive award for 2012 of $229,400 (74% of base salary) and Mr. Smith received an award of $256,000 (79% of base salary). Mr. Blocher received an incentive payment of $200,000 pursuant to the terms of his employment offer letter, which is described below under “— Employment and Related Agreements — Blocher Offer Letter.” Mr. Comer received a short-term incentive payment of $184,630 (79% of base salary), which reflects his significant contributions during the course of the year, in particular with respect to his performing the functions of the Company’s principal financial officer during part of the year.

The Compensation Committee determined not to provide Mr. Donatelli with a short-term incentive award for 2012, but rather to grant him a larger long-term performance-based equity award. The basis of the Compensation Committee’s determination was to more closely align his interests with those of the Company’s shareholders by tying the vesting of this award to relative shareholder return (i.e., the Company’s total shareholder return compared to the RMS). The Compensation Committee believes this is an appropriate compensation structure for Mr. Donatelli given his responsibility for the overall performance of the Company as its Chief Executive Officer.

Messrs. Bass and Bonder were not eligible for short-term incentive compensation for 2012 because they separated from the Company in September 2012 and December 2012, respectively. Because Mr. Zulick, Senior Vice President, Leasing, received commissions based on leasing activity in 2012, rather than a base salary, he was not eligible to receive any additional short-term incentive compensation in 2012.

Long-Term Incentive Compensation

Policy and Process.    The third component of executive officer compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentive awards are the component of executive officer compensation best suited to promote executive officer retention and closely align the interests of the executive officers with our shareholders’ interests. Long-term incentive awards, accordingly, constitute the highest percentage of any of the executive officer compensation components paid to the executive officers and, at the target level, account for between 30% and 48% of the total annual compensation opportunity for each of the named executive officers.

Restricted Share Awards for 2011.    A restricted share award was made to the executive officers on February 14, 2012. The size of the awards was determined in light of the 2012 total annual compensation package for named each executive officer and long-term incentive awards provided to similarly situated executives of the peer group companies. The Compensation Committee approved time-vesting awards under the 2009 Plan as follows: Mr. Donatelli, 55,866 restricted shares ($800,000); Mr. Bass, 38,408 restricted shares ($550,000); Mr. Dawson, 38,408 restricted shares ($550,000); Mr. Smith, 40,154 restricted shares ($575,000); Mr. Comer, 10,474 restricted shares ($150,000); and Mr. Zulick, 8,729 restricted shares ($125,000). All awards are subject to a restricted common share award agreement that provides for ratable vesting under which one-fifth of the shares vest on each of the first through fifth anniversaries of the grant date. Details of these awards are included in the 2012 Summary Compensation Table on page 40 and the Grants of Plan-Based Awards on page 42.

Multi-Year Option Award:    As previously disclosed, in January 2012, the Board granted Mr. Donatelli a share option award to purchase 500,000 common shares at a strike price of $15.00 in recognition of his strong performance as Chairman and Chief Executive Officer, especially in the context of crafting and executing our long-term strategy. This multi-year award will vest over eight years and has a term of ten years. Details of this award are included in the 2012 Summary Compensation Table on page 40 and the Grants of Plan-Based Awards on page 42. We have not granted any other share option awards to any of the executive officers since 2005 or to any of our trustees since 2003. All other share options previously issued to executive officers and trustees have fully vested.

Restricted Share Awards for 2012.    A restricted share award was made to each of the named executive officers (other than Mr. Donatelli) on February 19, 2013. The amounts of the awards were determined in light of the 2012 total annual compensation package for each executive officer and long-term incentive awards provided to similarly situated executives of the peer group companies. The Compensation Committee approved time-vesting awards under the 2009 Plan as follows: Mr. Blocher, 39,941 restricted shares ($550,000); Mr. Dawson, 39,941 restricted shares ($550,000); Mr. Smith, 41,757 restricted shares ($575,000); Mr. Comer, 10,893 restricted shares ($150,000); and Mr. Zulick, 9,077 restricted shares ($125,000). All awards are subject to a restricted common share award agreement that provides for ratable vesting under which one-fifth of the shares vest on each of the first through fifth anniversaries of the grant date.

A performance-based restricted share award of $1,000,000 was made to Mr. Donatelli on February 25, 2013. This award will vest based on the performance of the Company measured over a two-year (2013 and 2014) period. Dividends on this award will accrue but will not be not paid until (and if) the shares vest. The amount of the award that will vest will be determined based on the performance of the Company’s total shareholder return relative to the Morgan-Stanley REIT Index (“RMS”). If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and maximum), the actual amount of the award that vests is “interpolated” using the two identified levels of performance. The specific performance measures are as follows:

	Threshold	Target	Maximum
Total Shareholder Return(1) vs. RMS	-300 bps	0 bps	+300 bps
Percent of Award Vesting	33%	66%	100%

(1)	For purposes of this award, total shareholder return means the cumulative total return for the restricted common shares for the period from January 1, 2013 until January 1, 2015, as measured by (i) the sum of (a) the cumulative amount of dividends accrued in respect of the restricted common shares for such period, assuming that all cash dividends are reinvested in common shares of the Company, and (b) an amount equal to (x) the “Average Price” of the Company’s common shares on January 1, 2015, minus (y) the “Average Price” of Company’s common shares on January 1, 2013, divided by (ii) the “Average Price” of the Company’s common shares on January 1, 2013. The “Average Price” is calculated as the average of the closing prices of the Company’s common shares over the 20 trading days prior to the applicable date.

The Compensation Committee determined to provide Mr. Donatelli with a larger long-term performance-based equity-based award (in lieu of a short-term incentive award) in order to more closely align his interests with those of the Company’s shareholders by tying the vesting of this award to relative shareholder return (i.e., the Company’s total shareholder return compared to the RMS). The Compensation Committee believes this is an appropriate compensation structure for Mr. Donatelli given his responsibility for the overall performance of the Company as its Chief Executive Officer.

In accordance with SEC guidance, details of the restricted share awards for the 2012 plan year (which were granted in February 2013) are not included in the 2012 Summary Compensation Table on page 40 or the Grants of Plan-Based Awards on page 42, but will be included, as required, in our 2014 proxy statement.

New Long-Term Incentive Award Program (for Awards Made for 2013 and Thereafter).    We believe that our updated strategic and capital plan, which was announced in January 2013, is transformational, both in terms of the nature and geographic focus of our portfolio, and in terms of our organizational structure to manage the portfolio. While we are focused on executing these strategic initiatives, we have and will continue to focus on operating metrics that demonstrate year over year improvement in net operating income, re-leasing rates and occupancy. However, because one of the goals of our strategic and capital plan is to achieve investment-grade credit metrics over time, we recognize that certain traditional financial metrics, such as FFO per share, may not accurately reflect the beneficial effects of de-leveraging concurrently with the improvement in operating performance. To this end, the Board felt that the best way to align the Company’s strategy with the executive long-term incentive compensation was to tie the awards directly to the appreciation in the value of the Company’s equity.

Therefore, in April 2013, the Compensation Committee, in consultation with FPL, adopted a new program for granting long-term incentive awards (the “LTI Program”), which awards will be granted under the 2009 Plan. Under the LTI Program, for each fiscal year covered by the program, participants’ annual long-term incentive awards will be broken into two parts, each of which will be made in the first quarter of the following fiscal year (with the first award under the LTI Program scheduled to be made in the first quarter of 2014): (i) 40% of the award will be fixed based on the aggregate target amount of the award; and (ii) the balance of the award will be determined based on performance metrics set annually by the Compensation Committee. Once awarded (upon achieving the performance metrics, if applicable), the long-term incentive awards will be made in the form of restricted shares that vest in equal installments over a three-year period. Dividends will be paid on all awarded but unvested shares. The number of shares awarded to each individual will be determined by dividing the dollar amount of the award by the closing price of our common shares on the New York Stock Exchange on the date of the grant.

The performance metrics used for the LTI Program, and the levels of performance (threshold, target and stretch) required to be achieved for participants in the program, will be set by the Compensation Committee annually (in the first quarter of each applicable year). For the 2013 plan year (which awards will be made in the first quarter of 2014), performance will be measured over a one-year period. For the 2014 plan year (which awards will be made in the first quarter of 2015), performance will be measured over a two-year period. For all subsequent years, performance will be measured over a three-year period.

At the same time that the performance metrics and levels are set by the Compensation Committee, the Compensation Committee will review and establish the aggregate amount of the target long-term incentive award under the LTI Program for each of the executive and certain other senior officers for the coming year. For the 2013 plan year, the Compensation Committee approved the following amounts for the long-term incentive awards for the named executive officers and certain other senior officers (which awards will be made in the first quarter of 2014):

Position	Aggregate Amount of Target LTI Award		Performance Portion of LTI Award
		Fixed Portion of LTI Award (40% of Aggregate Target LTI)	Threshold	Target	Stretch
Chief Executive Officer	$1,100,000	$440,000	$330,000	$660,000	$990,000
Chief Financial Officer	$550,000	$220,000	$165,000	$330,000	$495,000
Chief Investment Officer	$575,000	$230,000	$172,500	$345,000	$517,500
Chief Operating Officer	$550,000	$220,000	$165,000	$330,000	$495,000
Senior Vice Presidents	$125,000	$50,000	$37,500	$75,000	$112,500

For the 2013 plan year, the number of restricted shares granted pursuant to the performance component of the annual award will be determined based on achievement of the following performance metrics in the 2013 fiscal year:

Performance Metrics	Award Weighting	Threshold	Target	Stretch
Relative Shareholder Return — Total Shareholder Return(1) vs. RMS	50%	-300 bps	0bps	+300 bps
Absolute Total Shareholder Return(1)	50%	7.00%	10.00%	13.00%

Percent of Performance Portion of Award Earned		50%	100%	150%

(1)	Total shareholder return is calculated as (i) the sum of (a) the cumulative amount of dividends paid per share over the measurement period, assuming the reinvestment of dividends in common shares of the Company, and (b) an amount equal to (x) the closing common share price on the last trading day of the measurement period, minus (y) the closing common share price on the first trading day of the measurement period, divided by (ii) the closing common share price on the first trading day of the measurement period.

If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and stretch), the actual amount of the award that is earned will be “interpolated” using the two identified levels of performance.

We believe that relative shareholder return and absolute total shareholder return are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to the RMS, which is a widely used and accepted index that reflects the performance of the REIT sector as a whole. Absolute total shareholder return measures value created for our shareholders regardless of the performance of the REIT sector as a whole.

Retirement and Other Benefits

Benefits are established based upon a determination of what is needed to aid in attracting and retaining a talented and motivated work force. The Compensation Committee does not view benefits and perquisites for the executive officers as a key component of our executive officer compensation program. The named executive officers participate in benefit plans on substantially the same terms as our other participating employees and their total value remains a negligible percentage of each executive officer’s total compensation package.

Other than annual vehicle allowances for Mr. Dawson ($12,000) and Mr. Zulick ($7,200), we provide no perquisites or other personal benefits to the named executive officers that are not available to all employees of the Company. We provide the following benefits to all employees of the Company: parking at our corporate offices, 401(k) employer match and group life insurance premiums. Under our tax-qualified 401(k) plan, we make a matching contribution on behalf of each participant equal to the first 6% of compensation contributed to the plan by the participant up to the federally mandated maximum. The named executive officers may participate in the plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit or supplemental retirement plans.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers and may revise, amend or add to the benefits and perquisites made available to the named executive officers in the future if it deems advisable.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide certain of the named executive officers with severance protection. In conjunction with our initial public offering in 2003, the Company entered into employment and non-compete agreements with four of the named executive officers discussed in this section, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson. This was done to encourage the executive management team to remain in place and also to provide severance protection to the executive management team that was taking the Company public. The terms of the employment agreements were reviewed by outside counsel for the Company and the underwriters, approved by the Board of Trustees, and publicly disclosed. The Company entered into an identical employment agreement with Joel F. Bonder, the Company’s former Executive Vice President and General Counsel, when he joined the Company in January 2005. The employment agreements of Messrs. Bass and Bonder were superseded and terminated by the separation agreements described below under “— Employment and Related Agreements — Separation Agreements.”

The employment agreements provide that if payments become due as a result of a change in control and excise tax is imposed by the Internal Revenue Code of 1986, as amended (the “Code”), the Company is required to gross up payments to the executive for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment. The terms of and level of potential payments under the employment agreements are reviewed annually by the Compensation Committee in connection with the Section 280G calculation performed by Ernst & Young LLP and were reviewed in 2008 by Mercer (the Company’s former compensation consultant) and special legal counsel to the Compensation Committee. Following review, the employment agreements were amended in December 2008 to reflect the requirements of Section 409A of the Code, and the treasury regulations and related guidance promulgated thereunder, to provide additional flexibility with regard to organizational structure. Section 409A amendments included the following: (i) Section 2.1(c) of the employment agreements was amended to require that any release must be signed by the executive within a specific, not indefinite, period of time after the severance event; (ii) Section 2.1(c) was amended to disallow discretion for the Company or an executive to change between lump-sum and installment forms of severance; and (iii) a new Section 17 was added to show intent to comply with Section 409A, including a requirement that payment of severance that exceeds an amount specified under Section 409A ($500,000 as of December 31, 2012) be deferred for six months following termination of employment. Other amendments included the following: (i) Section 2.7(a)(i) was amended to include indictment for a felony in the definition of “for cause” termination; (ii) Section 2.7(a)(ii) was amended to delete the word “intentionally” in connection with an executive’s failure to substantially perform reasonably assigned material duties; (iii) Section 2.7(c) was amended to include a paragraph modifying the definition of “good reason” so that, in combination with language in Section 1.2, future corporate restructuring on the executive level is possible; and (iv) Section 3(a) of Exhibit B was amended to change the scope of non-competition agreements to include any additional locations in which the Company is doing business.

Pursuant to the offer letter agreement that the Company entered into with Andrew P. Blocher upon the commencement of his employment with the Company, Mr. Blocher is entitled to certain severance benefits based on the nature of his termination.

See “Employment and Related Agreements” below and “Potential Payments Upon Termination or a Change of Control” below for complete details of severance benefits payable to the named executive officers upon termination or change in control.

Share Ownership Guidelines

Ownership Requirements

Although our executive officers and trustees as a group have significant ownership interests in the Company, as shown in the “Share Ownership of Trustees and Executive Officers” table on page 19, the Board of Trustees adopted, as of January 1, 2012, share ownership guidelines for our CEO, executive vice presidents (whether or not they are named executive officers) and non-employee trustees (collectively, the “Participants”). Our Board of Trustees believes a meaningful financial stake in the Company by these individuals serves to align their interests with those of our stockholders. Our guidelines include the following ownership requirements:

Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Executive Vice President	2 times current base salary
Non-Employee Trustee	Aggregate cash value of equity awards for the last 4 years.

Eligible shares and share equivalents counted toward meeting the minimum ownership requirement include:

•	Common shares owned directly or indirectly;

•	Preferred shares owned directly or indirectly;

•	Time vested restricted common shares and share units;

•	Units of partnership interest in the Operating Partnership (“OP Units”), owned directly or indirectly; and

•	The in the money value of unexercised stock options, whether or not vested.

Current officers and trustees have two years to achieve the ownership requirement. Individuals subsequently subject to the guidelines will have four years to achieve the ownership requirement. As of January 1, 2013, each of our officers and trustees subject to the guidelines has met his ownership requirement.

Pledging

In March 2013, the Board amended the share ownership guidelines to prohibit Participants from pledging common shares and OP Units for margin and other loans, except for pledges that were outstanding prior to March 1, 2013. In addition, Participants are strongly encouraged to reduce over time the number of common shares and OP Units that were subject to pledges outstanding prior to March 1, 2013.

Evaluation of the Risk in Compensation Program

Management assesses the Company’s executive and other compensation and benefits programs to determine if the programs’ provisions and operations promote or create material risks. This risk assessment process includes a review of program policies and practices; program analysis to identify both risk and internal risk controls related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Company strategy. Although management reviewed all compensation programs, it focused on the Company’s compensation programs for officers and leasing personnel, who derive a significant portion of their compensation from commissions. Management’s assessment was presented to and discussed with the Compensation Committee.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight of the Compensation Committee with regard to executive compensation programs.

Tax Deductibility of Executive Compensation

In general, Section 162(m) of the Code places a limit on the amount of compensation that may be deducted annually on the Company’s tax return with respect to certain of its executive officers. Compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders is not subject to this limit. Our 2003 Plan and 2009 Plan are qualified so that performance-based restricted share awards granted to the executive officers are not subject to the compensation deduction limitations described above. Time-based awards are subject to the compensation deduction limitations. The Company has determined, however, that compensation paid to the Company’s executive officers by its Operating Partnership or a subsidiary of the Operating Partnership should not be subject to the deduction limit. Since we qualify as a REIT under the Internal Revenue Code and are generally not subject to federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to shareholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of shareholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Compensation paid to the Company’s executive officers by the Company in prior years either has been “performance based” (and deductible without regard to the Section 162(m) limit), or has entitled the Company to deductions that are below the Section 162(m) limit.

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes and the “Compensation Discussion and Analysis” beginning on page 24. We summarize below the compensation paid or accrued for the fiscal year ended December 31, 2012 to each of our named executive officers:

Name & Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Stock Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation(5)	Total

Douglas Donatelli	2012	$535,000	$—	$800,000	$1,585,000	$—	$—	$182,376	$3,102,376
Chairman and CEO	2011	$475,000	$—	$649,994	$—	$150,000	$—	$176,233	$1,451,227
	2010	$397,800	$—	$624,790	$—	$460,000	$—	$174,290	$1,656,880

Andrew Blocher(6)	2012	$83,836	$250,000	$1,028,103	$—	$200,000	$—	$18,294	$1,580,223
EVP and Chief Financial Officer

Michael Comer	2012	$235,000	$—	$150,000	$—	$184,630	$—	$61,449	$631,079
SVP and Chief Accounting Officer

Barry Bass(7)	2012	$221,423	$—	$550,000	$—	$—	$—	$1,210,881	$1,982,304
Former EVP and Chief Financial Officer	2011	$300,000	$—	$425,002	$—	$—	$—	$126,768	$851,770
	2010	$275,000	$—	$408,517	$—	$264,000	$—	$125,621	$1,073,138

Nicholas Smith	2012	$320,000	$—	$575,000	$—	$256,000	$—	$135,753	$1,286,753
EVP and Chief Investment Officer	2011	$310,000	$—	$450,001	$—	$204,400	$—	$130,836	$1,095,237
	2010	$285,000	—	$432,546	$—	$320,000	$—	$128,936	$1,166,482

James Dawson	2012	$310,000	$—	$550,000	$—	$229,400	$—	$139,311	$1,228,711
EVP and Chief Operating Officer	2011	$300,000	$—	$425,002	$—	$221,000	$—	$131,359	$1,077,361
	2010	$280,000	$—	$408,517	$—	$245,000	$—	$127,570	$1,061,087

Joel Bonder(8)	2012	$217,692	$—	$400,000	$—	$—	$—	$1,415,908	$2,033,600
Former EVP and General Counsel	2011	$275,000	$—	$300,006	$—	$50,000	$—	$93,524	$718,530
	2010	$258,000	$—	$288,326	$—	$220,000	$—	$88,987	$855,313

Timothy Zulick	2012	$—	$—	$125,000	$—	$—	$—	$455,877	$580,877
SVP, Leasing

(1)	Discretionary or subjectively determined bonus payments to the named executive officers. Mr. Blocher’s bonus was payable upon commencement of his employment with the Company on October 8, 2012.

(2)	In accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant date fair value of awards granted to our named executive officers during the relevant year based upon the probable outcome of performance conditions with respect to certain performance-based awards. Assumptions used in the calculation of these amounts are included in Footnote 16 to the Company’s audited financial statements for the year ended December 31, 2012, Footnote 17 to the Company’s audited financial statement for the year ended December 31, 2011, and Footnote 16 to the Company’s audited financial statement for the year ended December 31, 2010, included in the Company’s Annual Reports on Form 10-K filed with the SEC.

(3)	Mr. Donatelli was granted an option award for 500,000 common shares on January 10, 2012 that vests ratably over eight years. The Company did not grant any other options to named executive officers in 2012, 2011 or 2010. The Company calculates the grant date fair value of option awards using a Black-Scholes option-pricing model.

(4)	Short-term performance-based incentive awards paid in cash to the named executive officers in connection with the Company’s short-term non-equity incentive plan. For a discussion of the plan criteria, see “Compensation Discussion and Analysis — Executive Compensation Program Components — Short-Term Incentive Awards” above.

(5)	This amount represents dividends earned on unvested restricted shares issued under the Company’s 2003 Plan and 2009 Plan, as well as the following other benefits provided to all employees of the Company: 401(k) employer matching contributions, parking at our corporate offices and group life insurance premiums.

Other Compensation for Mr. Bass includes a $232,000 cash severance payment and $852,346 that represents the fair value of restricted share awards for which vesting was accelerated pursuant to the terms of his severance agreement. Other Compensation for Mr. Bonder includes a $218,315 cash separation payment and $1,049,806 that represents the fair value of restricted share awards for which vesting was accelerated pursuant to the terms of his separation agreement. See “Employment and Related Agreements — Severance Agreements.”

Other Compensation for Mr. Zulick includes $402,735 of leasing commission incentives.

The following amounts were paid as dividends on unvested restricted shares during 2012: Mr. Donatelli, $149,235; Mr. Blocher, $15,613; Mr. Comer, $28,944; Mr. Bass, $73,675; Mr. Smith, $104,455; Mr. Dawson, $98,865; Mr. Bonder, $68,885 and Mr. Zulick, $19,635. Mr. Dawson and Mr. Zulick also receive annual vehicle allowances of $12,000 and $7,200, respectively. See also “Option Exercises and Stock Vested” table on page 45.

(6)	Mr. Blocher joined the Company in October 2012; therefore, his salary represents the amount of base salary actually paid to him from October to December in 2012. See “Employment and Related Agreements — Blocher Offer Letter” for additional information regarding the amount of compensation paid to Mr. Blocher in 2012.

(7)	Mr. Bass separated from the Company effective as of September 11, 2012.

(8)	Mr. Bonder separated from the Company effective as of December 4, 2012.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the named executive officers during the fiscal year ended December 31, 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Exercise or Base Price of Option Stock(2) (#)	Grant Date Fair Value of Stock and Option Options (#)	Awards ($/Sh)	Awards(3) ($)
		Threshold ($)	Target ($)	Max ($)
Douglas Donatelli	2/14/12	262,500	535,000		(1)	55,866	—	—	$800,000
	1/10/12	—	—	—		—	500,000	$15.00	$1,585,000
Andrew Blocher(4)	10/08/12	—	—	—		78,064	—		$1,028,103
Michael Comer	2/14/12	—	164,500	—		10,475	—		$150,000
Barry Bass	2/14/12	128,000	240,000		(1)	38,408	—		$550,000
Nicholas Smith	2/14/12	124,000	248,000		(1)	40,154	—		$575,000
James Dawson	2/14/12	124,000	240,000		(1)	38,408	—		$550,000
Joel Bonder	2/14/12	110,000	220,000		(1)	27,933	—		$400,000
Timothy Zulick	2/14/12	—	—	—		8,729	—		$125,000

(1)	Actual non-equity incentive plan awards for Messrs. Donatelli, Bass, Smith, Dawson and Bonder for plan year 2011 were approved by the Compensation Committee on February 24, 2012 and paid on March 9, 2012. Other than for Mr. Comer, the Company’s 2011 non-equity short-term incentive compensation plan provided for a threshold payout of 40-50% of base salary and a target payout of 80-100% of base salary. Payout above target, or outperformance, under the non-equity incentive plan awards is not limited, is entirely within the discretion of the Compensation Committee and, therefore, is not determinable. The Company’s 2011 non-equity short-term incentive for Mr. Comer only provided for a target payment of 70% of base salary. Actual awards for 2011 performance that were made in 2012 are shown in the Summary Compensation Table above (other than for Mr. Comer, who was not a named executive officer in 2011) and were as follows: Mr. Donatelli: $150,000; Mr. Comer, $125,000; Mr. Bass: $0; Mr. Smith: $204,400; Mr. Dawson: $221,000; and Mr. Bonder: $50,000. Mr. Zulick’s compensation for 2012 was determined based upon a leasing commission structure and did not include a short-term non-equity incentive performance award. For additional information, see “Compensation Discussion and Analysis — Executive Compensation Program Components — Short-Term Incentive Awards” on page 31.

(2)	Time-vesting restricted share awards granted on February 14, 2012 for the 2011 plan year. See “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Incentive Awards” above for a discussion of these conditions. The vesting of restricted shares will accelerate based on the occurrence of certain other triggering events. See “Executive Compensation — Employment and Related Agreements” below.

(3)	Amounts represent the fair value of restricted share and option awards on the date of grant.

(4)	Because Mr. Blocher joined the Company in October 2012, he was not eligible for a short-term non-equity incentive plan award for the 2011 plan year. He received a $200,000 short-term incentive award for the 2012 plan year, which is included in the Summary Compensation Table. Upon the commencement of his employment with the Company on October 8, 2012, Mr. Blocher received 78,064 restricted shares that vest ratably over a three-year period.

Outstanding Equity Awards at Fiscal Year End

The following table lists the unvested restricted common shares and unexercised options to purchase our common shares awarded to our named executive officers that were outstanding as of December 31, 2012. Performance-based restricted share awards are reflected in the table below at target payout amounts. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Douglas Donatelli(2)	150,000	—	—	15.00	9/17/2013	—	—	—	—
	15,000	—	—	18.70	5/7/2014	—	—	—	—
	—	500,000	—	15.00	1/10/2022	—	—	—	—
						112,376	1,388,967	77,070	952,585
Andrew Blocher(3)						78,064	964,871	—	—
Michael Comer(4)	27,500	—	—	15.00	9/17/2013	—	—	—	—
	5,000	—	—	18.70	5/7/2014	—	—	—	—
						21,343	263,799	15,328	189,454
Nicholas Smith(5)	75,000	—	—	15.00	9/17/2013	—	—	—	—
	10,000	—	—	18.70	5/7/2014	—	—	—	—
						79,276	979,851	53,672	663,386
James Dawson(6)	40,000	—	—	15.00	9/17/2013	—	—	—	—
	7,500	—	—	18.70	5/7/2014	—	—	—	—
						75,357	931,413	50,592	625,317
Joel Bonder	50,000	—	—	22.42	1/4/2015	—	—	—	—
Timothy Zulick(7)	20,000	—	—	19.78	8/5/2014	15,249	188,478	10,155	125,516

(1)	Value is determined by multiplying the number of unvested restricted shares by $12.36, the closing sale price for our Common Shares on December 31, 2012, the last trading day of the year.

(2)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2006 Award. 2,330 shares that were forfeited on January 1, 2013 as the Company did not meet certain performance criteria, (2) 2007 Award. 3,882 shares if the Company meets certain performance criteria, of which 1,941 were forfeited on January 1, 2013; (3) 2008 Award. 34,043 shares if the Company meets certain performance criteria, of which 11,348 were forfeited on March 17, 2013 (4) 2009 Award. 6,298 shares which vested on February 24, 2013; 6,299 awards which vest on May 21, 2013; and 12,597 shares if the Company meets certain performance criteria; (5) 2010 Award. 12,109 shares, of which 6,055 vested on February 23, 2013 and will vest on February 23, 2014; and 24,218 shares if the Company meets certain performance criteria (6) 2011 Award. 31,804 shares, of which 7,951 vested on February 22, 2013 and will vest each February 22 thereafter through 2016 and (7) 2012 Award. 55,866 shares, of which 11,173 vested on February 14, 2013 and will vest on each February 14 through 2017.

(3)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: 2012 Award. 78,064 shares, which will vest ratably from October 8, 2013 through October 8, 2015.

(4)

Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2006 Award. 600 shares that were forfeited on January 1, 2013 as the Company did not meet certain performance criteria; (2) 2007 Award. 1,100 shares if the Company meets certain performance criteria, of which 550 were forfeited on January 1, 2013; (3) 2008 Award. 6,547 shares if the Company meets certain performance criteria, of which 2,182 were forfeited on March 17, 2013; (4) 2009 Award. 1,211 shares which vested on February 24, 2013; 1,212 shares which will vest on May 21, 2013; and 2,424 shares if the Company meets certain performance criteria;

(5) 2010 Award. 2,329 shares, 1,165 vested on February 23, 2013 and will vest on February 23, 2014; and 4,657 shares if the Company meets certain performance criteria (6) 2011 Award. 6,116 shares, of which 1,529 vested on February 22, 2013 and will vest on each February 22 thereafter through 2016 and (7) 2012 Award. 10,475 shares, of which 2,095 vested on February 14, 2013 and will vest on each February 14 through 2017.

(5)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2006 Award. 1,730 shares that were forfeited on January 1, 2013 as the Company did not meet certain performance criteria; (2) 2007 Award. 2,887 shares if the Company meets certain performance criteria, of which 1,444 were forfeited on January 1, 2013; (3) 2008 Award. 23,568 shares if the Company meets certain performance criteria, of which 7,856 of which were forfeited on March 17, 2013; (4) 2009 Award. 4,360 shares which vested on February 24, 2013; 4,361 shares, which will vest on May 21, 2013; and 8,721 shares if the Company meets certain performance criteria; (5) 2010 Award. 8,383 shares, of which 4,192 vested on February 23, 2013 and will vest on February 23, 2014; and 16,766 shares if the Company meets certain performance criteria (6) 2011 Award. 22,018 shares, 5,504 of which vested on February 22, 2013 and will vest each February 22 thereafter through 2016 and (7) 2012 Award, 40,154 shares, of which 8,031 vested on February 14, 2013 and will vest on each February 14 through 2017.

(6)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2006 Award. 1,598 shares that were forfeited on January 1, 2103 as the Company did not meet certain performance criteria, (2) 2007 Award. 2,662 shares if the Company meets certain performance criteria, of which 1,331 were forfeited on January 1 2013, (3) 2008 Award. 22,259 shares if the Company meets certain performance criteria, of which 7,420 were forfeited on March 17, 2013 and (4) 2009 Award. 4,118 shares which vested on February 24, 2013; 4,119 shares which will vest on May 21, 2013; and 8,238 shares if the Company meets certain performance criteria; (5) 2010 Award. 7,917 shares, of which 3,959 vested on February 23, 2013 and will vest on February 23, 2014; and 15,835 shares if the Company meets certain performance criteria (6) 2011 Award. 20,795 shares, 5,199 of which vested on February 22, 2013 and will vest on each February 22 thereafter through 2016 and (7) 2012 Award. 38,408 shares, of which 7,682 vested on February 14, 2013 and will vest on each February 14 through 2017.

(7)	Unvested restricted shares vest in the following manner if the named executive officer remains employed with the Company: (1) 2006 Award. 525 shares that were forfeited on January 1, 2013 as the Company did not meet certain performance criteria; (2) 2007 Award. 929 shares if the Company meets certain performance criteria, of which 464 were forfeited on January 1, 2013; (3) 2008 Award. 4,452 shares if the Company meets certain performance criteria, of which 1,484 were forfeited on March 17, 2013; (4) 2009 Award. 726 shares which vested on February 24, 2013; 727 shares, which will vest on May 21, 2013; and 1,455 shares if the Company meets certain performance criteria; (5) 2010 Award. 1,397 shares, of which 699 vested on February 23, 2013 and will vest on February 23, 2014; and 2,794 shares if the Company meets certain performance criteria (6) 2011 Award. 3,670 shares, 917 of which vested on February 22, 2013 and will vest each February 22 thereafter through 2016 and (7) 2012 Award, 8,729 shares, of which 1,746 vested on February 14, 2013 and will vest on each February 14 through 2017.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of share options, SARs and similar instruments and the vesting of share (including restricted shares, restricted share units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Douglas Donatelli	—	—	34,368	$461,799
Andrew Blocher	—	—	—	—
Michael Comer	—	—	7,138	$95,967
Barry Bass	—	—	89,464	$1,157,632
Nicholas Smith	—	—	24,185	$325,011
James Dawson	—	—	22,718	$305,285
Joel Bonder	—	—	100,349	$1,214,415
Timothy Zulick	—	—	4,929	$66,330

(1)	Value is determined by multiplying the number of restricted shares by the closing sale price for our Common Shares on the dates of vesting.

Employment and Related Agreements

Employment Agreements

The Company entered into employment agreements with Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson as of October 23, 2003, the date of the Company’s initial public offering, and with Joel F. Bonder as of January 4, 2005, the date of his employment with the Company. The employment agreement for Barry H. Bass was superseded and terminated by the Termination Agreement, Release and Covenant Not to Sue (the “Bass Separation Agreement”), which the Company and Mr. Bass entered into on September 11, 2012 in connection with Mr. Bass’s separation from the Company, and the employment agreement for Joel F. Bonder was superseded and terminated by the Separation Agreement, Release and Covenant Not to Sue (the “Bonder Separation Agreement”), which the Company and Mr. Bonder entered into on December 21, 2012 in connection with Mr. Bonder’s separation from the Company, each as further described below under “— Separation Agreements.” The Company has not entered into employment agreements with Michael H. Comer or Timothy M. Zulick.

The employment agreements for Douglas J. Donatelli and Nicholas R. Smith were for an initial three-year term and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreement for James H. Dawson was for an initial two-year term and provides for automatic renewal of one-year terms if not terminated by either party at least 90 days prior to the end of the term. Messrs. Donatelli and Smith’s agreements automatically renewed for two years on October 23, 2011, and Mr. Dawson’s agreement automatically renewed for one year on October 23, 2012. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the later of (i) the end of the existing employment term or (ii) the date that is equivalent to the automatic renewal term for the executive, unless the employment term is terminated sooner pursuant to the terms of the agreements.

The employment agreements are reviewed annually by the Compensation Committee and were reviewed in 2008 by the Company’s prior compensation consultant and special legal counsel to the Compensation Committee. The agreements were amended on December 19, 2008, primarily to reflect the requirements of current tax regulations, including Section 409 of the Internal Revenue Code (the “Code”), and to provide additional flexibility with respect to the organizational structure of the Company. The following describes the material terms of the employment agreements, as amended (hereinafter referred to as the “employment agreements”).

The employment agreements provide that each executive’s annual base salary is reviewed annually for appropriate increases by the Compensation Committee. Bonuses may be granted in the discretion of the Compensation Committee, and there is no limit on the bonus awardable to any executive in any given year. The agreements provide that the executive officers agree to devote substantially all of their business time to the Company’s operations.

The employment agreements also provided at the time of the Company’s initial public offering that each executive be granted an option on the date of his employment to purchase the Company’s Common Shares at an exercise price of $15.00 per share. The option grants for each executive were as follows: Douglas J. Donatelli, 150,000 Common Shares; Nicholas R. Smith, 75,000 Common Shares; and James H. Dawson, 50,000 Common Shares. Each of these option grants is fully vested and exercisable.

The employment agreements permit the Company to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	the indictment for or conviction of, or a plea of guilty or nolo contendere to, a felony;

•

continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to the Company and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and the Company.

In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include any of the following events or conditions, provided (i) the executive has notified the Company in writing of the existence of such an event or condition within ninety (90) days of the initial existence of the event or condition and (ii) the Company has not remedied the event or condition within thirty (30) days of its receipt of the executive’s notice: a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by the Company. Notwithstanding the preceding, a demotion, material reduction in duties, and material breach of the employment agreement shall not include an executive restructuring approved by the Board of Trustees the result of which the executive is not a direct report of the chief executive officer, provided that any person to whom the executive shall be required to report shall be a direct report of the chief executive officer. Resignation for “good reason” entitles the executive to receive the benefits described below.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and benefit plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

When the executive’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminates Douglas J. Donatelli’s or Nicholas R. Smith’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable in equal installments over the 24-month period after the executive’s termination of employment,

(ii) a pro ration of the executive’s Incentive Pay (as defined below) for the fiscal year of his termination, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the Company terminates James H. Dawson’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay Mr. Dawson (i) severance equal to one times the his base salary, payable in equal installments over the 12-month period after his termination of employment, (ii) a pro ration of his Incentive Pay, and (iii) payment of premiums for group health coverage during the 12-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his Incentive Pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event the Company terminates his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii)(A) for Douglas J. Donatelli and Nicholas R. Smith, five years from the effective date of such termination, or (B) for James H. Dawson, three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay (“Incentive Pay”) is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date. Notwithstanding the foregoing, if at termination of employment an executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six months after the date of such termination of employment. Any benefits which would otherwise be paid to the executive within the first six months will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following the termination of employment.

In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by the Company without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. James H. Dawson will be entitled to enhanced severance benefits if, within one year after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. In addition, Douglas J. Donatelli, Nicholas R. Smith and James H. Dawson will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six-month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one-month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s Incentive Pay, (iii) a pro ration of the executive’s Incentive Pay for the fiscal year of his termination, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. The change in control severance benefits payable to James H. Dawson are as follows: (i) lump sum severance payment equal to two times his base salary, (ii) lump sum severance payment equal to two times his Incentive Pay, (iii) a pro ration of his Incentive Pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of any termination following such change in control, and (v) payment of premiums for group health coverage during the 24-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities;

•

if we merge into another entity unless the holders of the Company’s voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of the Company’s assets;

•	if we are liquidated or dissolved; or

•

if after the effective date of the employment agreement, new trustees are subsequently elected to the Company’s Board and such trustees constitute a majority of the Company’s Board and have been members of the Company’s Board for less than two years (with certain exceptions).

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require the Company to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment, which is referred to as the 280G Gross Up in the table for Payments Due Upon Change in Control and Termination. Notwithstanding the foregoing, if at termination of employment an executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six months after the date of such termination of employment. Any benefits which would otherwise be paid to the executive within the first six months will be accumulated and paid to the executive in a lump sum on the first day of the seventh month following the termination of employment.

In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Maryland, Virginia, Washington, D.C., West Virginia and any other state or commonwealth in which the Company is doing business or has determined to do business at the date of termination. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of the Company’s operating partnership’s principal customers, encourage any of the Company’s principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.

Blocher Offer Letter

Andrew P. Blocher joined the Company in October 2012 as Executive Vice President and Chief Financial Officer. The Company and Mr. Blocher did not enter into an employment agreement and his employment is on an “at-will” basis. Pursuant to the offer letter between the Company and Mr. Blocher (the “Offer Letter”), Mr. Blocher receives an annual base salary of $360,000, which will not be reviewed again until March 2014, and participates in the Company’s short-term incentive plan, with a 2012 target payment equal to 80% of his base salary, but which, for 2012, could not be less than $200,000, subject to satisfactory performance. He also participates in the Company’s long-term incentive plan and in February 2013 received a grant for 2012 of restricted common shares with a value equal to $550,000, which shares vest ratably over a five-year period from the date of grant. It is anticipated that awards to Mr. Blocher of restricted common shares for subsequent years under the Company’s long-term incentive plan will have a target of $550,000, but he will not have a guaranteed award amount. In addition, Mr. Blocher will be eligible to participate in the Company’s retirement and other benefit plans on the same terms as all other Company employees. Upon the commencement of his employment, Mr. Blocher also received a one-time payment of $250,000, which he must return to the Company on a pro-rated basis if he resigns voluntarily or is terminated for cause during the first 12 months following his start date, and a one-time grant of 78,064 restricted common shares that will vest ratably over a three-year period from the date of grant.

In the event of a termination of his employment, Mr. Blocher will be entitled to certain severance benefits based on the nature of his termination. If his employment is terminated by the Company without cause or by him for good reason, Mr. Blocher will be entitled to receive:

•	an amount equal to the sum of his highest annual base salary paid and highest annual bonus achieved in the prior three years;

•	acceleration of unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire);

•	one year of COBRA coverage (if elected); and

•	if the termination is by the Company without cause, outplacement assistance for up to one year.

In the event of a change in control of the Company, if Mr. Blocher is terminated by the Company without cause or if he resigns for good reason within 12 months of the change in control, he will be entitled to receive:

•	an amount equal to two times the sum of his highest annual base salary paid and highest annual bonus achieved in the prior three years;

•	acceleration of unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire);

•	two years of COBRA coverage (if elected);

•	outplacement assistance for up to one year; and

•	gross-up of any excise taxes payable by him as a result of the severance payment, as well as income or other taxes due as a result of such gross-up payment.

If Mr. Blocher is terminated by the Company for cause or terminates his employment without good reason, he will immediately forfeit any unvested equity awards and, in the case of a termination for cause, the right to exercise any vested share options (in the case of a termination by him without good reason, he will have a one-year period in which to exercise vested share options (unless they sooner expire)). If Mr. Blocher dies or becomes disabled, he (or his estate, as the case may be) will receive (i) acceleration of any unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire), and (ii) one year of COBRA coverage (if elected). Finally, if Mr. Blocher retires (meaning that he resigns after the age of 58), he will be entitled to receive acceleration of 50% his unvested equity awards if he retires before age 62, 75% his unvested equity awards if he retires before age 65, or 100% his unvested equity awards if he retires after age 65, as well as a period of one year to exercise his vested share options (unless they sooner expire).

Payment of any of the foregoing severance benefits is conditioned on the execution by Mr. Blocher of a release and waiver of all claims arising from his employment or termination.

Pursuant to the terms of the Offer Letter, “cause,” “change in control” and “good reason” have the following meanings. “Cause” is defined as: (i) indictment or conviction of or a plea of guilty or nolo contendere for the commission of a felony; (ii) commission of one or more acts involving moral turpitude; (iii) misappropriation of any assets of the Company; or (iv) misconduct which is materially injurious to the Company and/or its employees, officers and the trustees. “Good reason” generally means the occurrence of any of the following unless Mr. Blocher has consented in writing thereto or the event is cured by the Company within 30 days: (i) any material reduction in base salary; and (ii) any relocation of the Company’s headquarters or Mr. Blocher’s primary employment from the Washington, D.C. metropolitan area or more than 50 miles from the Company’s headquarters in Bethesda, Maryland. A “change in control” generally means the occurrence of any one of the following events: (i) approval by shareholders of the Company of (a) any merger in which the Company is not the surviving entity, other than a merger in which common shareholders of the Company immediately prior to the merger have substantially the same proportionate ownership of common shares of the surviving entity immediately after the merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the company; (ii) a change in the majority of members of the Board of Trustees within a 24-month period unless the election or nomination for election by the Company shareholders of each new trustee was approved by two-thirds of the trustees who were in office at the beginning of the 24-month period; (iii) if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding shares; and (iv) we merge into another entity and are the surviving entity but, immediately after the merger, the shareholders of the Company immediately prior to the merger do not hold more than 50% of the voting securities of the combined company.

Separation Agreements

On September 11, 2012, the Company and Barry H. Bass entered into the Bass Separation Agreement in connection with Mr. Bass’s separation from the Company. Pursuant to the Bass Separation Agreement, Mr. Bass received a lump sum payment equal to 39 weeks of his then current annualized base salary of $310,000, net of taxes and any amounts owed by him to the Company. In addition, Mr. Bass received accelerated vesting of 66,746 of his 125,949 unvested restricted common shares, the remainder of which he forfeited, and he had 90 days to exercise his vested share options, which he did not exercise. Furthermore, Mr. Bass received reimbursement for continued group medical and dental coverage through COBRA for nine months following his termination date and retained his company-issued mobile devices (without the corresponding maintenance, calling, and data plans). Pursuant to the Bass Separation Agreement, the Company agreed to a general release of claims against Mr. Bass, and in consideration for the severance and other benefits described above, Mr. Bass agreed to a general release of claims against the Company and agreed not to sue the Company for events occurring prior to the date of the Bass Separation Agreement. Mr. Bass also agreed to provide information and cooperation to the Company upon request at an agreed upon per diem rate, depending on the time actually spent.

On December 21, 2012, the Company and Joel F. Bonder entered into the Bonder Separation Agreement in connection with Mr. Bonder’s separation from the Company. Pursuant to the Bonder Separation Agreement, Mr. Bonder received a lump-sum payment equal to (i) 31 weeks of his then current annualized base salary of $285,000, net of required withholdings and taxes and any amounts owed by him to the Company, and (ii) 12 months of COBRA coverage. In addition, Mr. Bonder received accelerated vesting of 88,071 of his unvested restricted common shares and has until January 3, 2015 to exercise his 50,000 vested share options. In addition, pursuant to its indemnification obligations, the Company made a $120,000 payment to Mr. Bonder’s legal counsel for legal expenses incurred in connection with the Company’s previously disclosed Internal Investigation, and made an additional lump-sum payment of approximately $46,000 to Mr. Bonder. Furthermore, Mr. Bonder retained his company-issued mobile devices (without the corresponding maintenance, calling, and data plans). Pursuant to the Bonder Separation Agreement, the Company agreed to a general release of claims against Mr. Bonder, and in consideration for the severance and other benefits described above, Mr. Bonder agreed to a general release of claims against the Company and agreed not to sue the Company for events occurring prior to the date of the Bonder Separation Agreement. Mr. Bonder also agreed to provide information and cooperation to the Company upon request at an agreed upon per diem rate, depending on the time actually spent.

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to Company’s the named executive officers as of December 31, 2012 in the event termination or change in control payments would have been triggered under their employment agreements (in the case of Messrs. Donatelli, Smith and Dawson), under the Offer Letter (in the case of Mr. Blocher) and under the restricted share agreements (in the case of Michael H. Comer and Timothy M. Zulick). In 2012, Messrs. Bass and Bonder received the payments described above under “— Employment and Related Agreements — Separation Agreements” pursuant to their respective separation agreements, which superseded and terminated their prior employment agreements, and as a result, are not presented in the tables below.

Pursuant to the restricted share agreements governing grants to Messrs. Comer and Zulick under the Company’s 2003 Plan and 2009 Plan, (i) upon a change of control of the Company, all unvested restricted common shares held by the recipient would immediately vest, and (ii) if the recipient ceases to be employed by the Company for any period prior to the lapse of the restricted period, all restricted shares and any accrued but unpaid dividends would be forfeited.

For further information on the terms of the employment and related agreements for the named executive officers, see “Executive Compensation — Employment and Related Agreements” above and also the actual employment agreements and the amendment thereto, the offer letter for Mr. Blocher, the separation agreements for Messrs. Bass and Bonder and the form of award agreements for Messrs. Comer and Zulick, each of which is incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012.

Payments Due Upon Termination Without Cause or Resignation for Good Reason(1)

Name	Salary ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Pro-Rata ($)	All Other Compensation ($)(4)	Benefits ($)	Total ($)
Douglas Donatelli(2)	1,070,000	2,341,553	—	535,000	44,583	30,870	4,022,006
Nicholas Smith(2)	640,000	1,643,237	—	320,000	26,667	24,831	2,654,735
James Dawson(3)	310,000	1,556,730	—	248,000	25,833	15,435	2,155,998
Andrew Blocher(3)	320,000	964,871	—	200,000	—	15,435	1,500,306

(1)	Pursuant to the employment agreements of Messrs. Donatelli, Smith and Dawson, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns and premium payments for benefits are payable in 24 monthly installments in the case of Messrs. Donatelli and Smith and 12 monthly installments in the case of Mr. Dawson, following termination without cause or resignation for good reason.

Under the Offer Letter, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns and premium payments for benefits are payable in a lump sum, following termination without cause or resignation for good reason.

The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $12.36, the closing price of our Common Shares on December 31, 2012, the last trading day of the year.

(2)	Five years to exercise options after termination.

(3)	Three years to exercise options after termination.

(4)	Under the employment agreements of Messrs. Donatelli, Smith and Dawson, the Company must provide at least thirty days written notice prior to a termination without cause. Amounts in this column represent payments of base salary and benefits during that period. No notice period is required under the Offer Letter.

Payments Due Upon Termination Due to Disability(1)

Name	Salary ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Pro-Rata ($)	All Other Compensation ($)	Benefits ($)	Total ($)
Douglas Donatelli(2)	—	2,341,553	—	535,000	—	—	2,876,553
Nicholas Smith(2)	—	1,643,237	—	320,000	—	—	1,963,237
James Dawson(3)	—	1,556,730	—	248,000	—	—	1,804,730
Andrew Blocher(3)	—	964,871	—	—	—	30,870	995,741

(1)	Pursuant to the employment agreements of Messrs. Donatelli, Smith and Dawson, cash amounts set forth under the “Non-Equity Incentive Plan Compensation” column are payable in 24 monthly installments in the case of Messrs. Donatelli and Smith and 12 monthly installments in the case of Mr. Dawson following termination due to disability.

Under	the Offer Letter, no cash amounts are due to Mr. Blocher for “Non-Equity Incentive Plan Compensation” following termination due to disability.

Under	the terms of the employment agreements of Messrs. Donatelli, Smith and Dawson, no payments are due for benefits. Under the terms of the Offer Letter, Mr. Blocher is entitled to a payment equal to one year of COBRA coverage for his existing medical plan.

The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $12.36, the closing price of our Common Shares on December 31, 2012, the last trading day of the year.

(2)	Five years to exercise options after termination.

(3)	Three years to exercise options after termination.

Payments Due Upon Termination Due to Death(1)

Name	Salary ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Pro-Rata ($)	All Other Compensation ($)	Benefits ($)	Total ($)
Douglas Donatelli(2)	—	2,341,553	—	535,000	—	—	2,876,553
Nicholas Smith(2)	—	1,643,237	—	320,000	—	—	1,963,237
James Dawson(3)	—	1,556,730	—	248,000	—	—	1,804,730
Andrew Blocher(3)	—	964,871	—	—	—	30,870	995,741

(1)	Pursuant to the employment agreements of Messrs. Donatelli, Smith and Dawson, cash amounts set forth under the “Non-Equity Incentive Plan Compensation” column are payable in 24 monthly installments in the case of Messrs. Donatelli and Smith and 12 monthly installments in the case of Mr. Dawson following termination due to death.

Under the Offer Letter, no cash amounts are due to Mr. Blocher for “Non-Equity Incentive Plan Compensation” following termination due to death.

Under the terms of the employment agreements of Messrs. Donatelli, Smith and Dawson, no payments are due for benefits. Under the terms of the Offer Letter, Mr. Blocher is entitled to a payment equal to one year of COBRA coverage for his existing medical plan.

The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $12.36, the closing price of our Common Shares on December 31, 2012, the last trading day of the year.

(2)	Five years to exercise options after termination.

(3)	Three years to exercise options after termination.

Payments Due Upon Change in Control and Termination(1)

Name	Salary ($)	Share Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation- Severance(3) ($)	Non-Equity Incentive Plan Compensation- Pro-Rata ($)(3)	Extended Term of Exercise ($)	All Other Compensation (Notice Period) ($)(4)	Benefits ($)(5)	Cost of 280G Gross Up ($)(6)	Total ($)
Douglas Donatelli	1,605,000	2,341,553	1,110,000	1,605,000	535,000	1,054,945	90,482	46,305	2,509,458	10,897,743
Nicholas Smith	960,000	1,643,237	—	960,000	320,000	48,580	54,644	37,246	1,181,538	5,205,245
James Dawson	620,000	1,556,730	—	496,000	248,000	27,303	53,486	30,870	689,535	3,721,924
Andrew Blocher	720,000	964,871	—	400,000	—	—	269,161	30,870	—	2,384,902
Michael Comer(7)	—	453,254	—	—	—	—	—	—	—	453,254
Timothy Zulick(7)	—	313,993	—	—	—	—	—	—	—	313,993

(1)	Pursuant to the employment agreements of Messrs. Donatelli, Smith and Dawson, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns are payable, subject to Section 409 of the Code in equal bi-weekly installments following the change in control (“CIC”). Under the Offer Letter, these amounts are payable in a lump sum. Other than amounts included in the column “Cost of 280G Gross Up,” the total amount set forth above does not include reimbursement of any excise tax that may be triggered under a CIC. The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $12.36, the closing price of our Common Shares on December 31, 2012, the last trading day of the year.

(2)	Under the terms of the employment agreements of Messrs. Donatelli, Smith and Dawson, covered executives have five years to exercise options after change in control. Under the terms of the Offer Letter, Mr. Blocher has three years to exercise options after a change in control.

(3)	As defined in the employment agreements of Messrs. Donatelli, Smith and Dawson, incentive pay is defined as the greater of (i) the maximum cash incentive bonus for which the executive was eligible during the period that includes the termination date, or (ii) the highest aggregate cash bonus paid to an executive during any of the three calendar years prior to the executive’s termination date. Under the Offer Letter, Mr. Blocher would be eligible for a payment equal to 2x the average annual bonus earned by him in the prior three-year period. The dollar amounts set forth under “Non-Equity Incentive Plan Compensation” assume, for purposes of this calculation, that Mr. Donatelli’s maximum cash incentive bonus for which he was eligible during 2012 was equal to his Target Plus award under the short-term incentive compensation plan, or 150% of his base salary, and that Messrs. Smith and Dawson’s maximum cash incentive bonuses for which they were eligible during 2012 were equal to their Target Plus awards under the short-term incentive compensation plan, or 80% of their respective base salaries. Mr. Blocher had not yet earned a short-term incentive award as of December 31, 2012, but received a $200,000 short-term incentive award, which was paid in cash in February 2013.

(4)	Under the terms of the employment agreements of Messrs. Donatelli, Smith and Dawson and the Offer Letter, upon a change of control, the Company must provide at least sixty days written notice prior to a termination without cause. Amounts in this column represent payments of salary and benefits during that period. Under the terms of the Offer Letter, Mr. Blocher also is eligible for an outplacement allowance of $15,000, which is included in this column. In addition, because of the terms of the Offer Letter related to his sign-on bonus, the amount for Mr. Blocher also includes the value associated with the fact that he would not have been employed by the Company for a full 12 months.

(5)	Under the terms of the employment agreements of Messrs. Donatelli, Smith and Dawson and the Offer Letter, payments for medical coverage are due for varying time periods following a change in control. Amounts in this column represent payments for benefits during the severance period.

(6)

The following assumptions were made in calculating the amounts in this column: the Company’s fiscal year begins on January 1, 2012; the Company undergoes a CIC on December 31, 2012 (the “CIC Date”); each of the named executive officer’s employment is terminated on the CIC Date for other than cause; the Company’s share price on the CIC Date is $12.36; it can be established that any share options and restricted shares granted less than 12 months prior to the CIC Date were not contingent on a CIC; and the following tax rates apply: excise tax rate of 20%, federal tax rate of 35%, Maryland state tax rate of 5.50% (plus 3.2% tax rate for Montgomery County residents), Virginia state tax rate of 5.75%, Washington, D.C. tax rate of 8.50% and a Medicare tax rate of 1.45%.

(7)	Pursuant to the restricted share agreements governing grants to Messrs. Comer and Zulick under the Company’s 2003 Plan and 2009 Plan, upon a change of control of the Company, all unvested restricted common shares held by the recipient would immediately vest, regardless of whether they are terminated following the change of control.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012 with respect to the 2003 Plan and the 2009 Plan under which equity securities of the Company are authorized for issuance. The Company has no equity compensation plans that were not approved by its security holders.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(2)
Equity compensation plans approved by security holders	1,384,006	$15.91	4,724,740
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,384,006	$15.91	4,724,740

(1)	There are no outstanding warrants or rights.

(2)	At December 31, 2012, 215,278 securities remained available for future issuance under the 2003 Plan and 4,509,462 securities remained available for future issuance under the 2009 Plan.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders an opportunity to indicate whether they support the compensation of our named executive officers, as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis beginning on page 24, the tabular disclosures regarding our named executive officers’ compensation (as set forth in this proxy statement), and the narrative disclosure accompanying the tabular presentation. We believe these disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies and policies for the years presented.

First Potomac Realty Trust is proud of its record of transparency and good governance with regard to pay practices. We have consistently linked pay to performance with an emphasis on a short- and long-term compensation package that is primarily based on the achievement of multiple annual goals (see discussion beginning on page 24), thus providing for accountability and encouraging an ownership perspective among our executive officers that closely aligns the executive officers’ interests with creating long-term shareholder value. We do not participate in problematic pay practices such as repricing of underwater share options or excess perquisites or practices that incentivize excessive risk-taking, such as multi-year bonuses or supplemental pensions. Our executive pay practices and philosophy have been developed with the assistance of an outside consultant and we actively monitor our compensation practices in light of the industry in which we operate, the practices of our peer group and the marketplace for executive talent in which we compete. We are focused on attracting and retaining a highly qualified executive team. We believe that our shareholders are best served by talented executive officers with compensation packages that are competitive and fair.

Based on operating metrics, the Company performed well in 2012. We executed 2.2 million square feet of leases, entered into $121 million of mortgage loans, increased operating flexibility under our credit facility and term loans, sold approximately $40 million of assets and reported Core FFO per share in excess of the high end of our annual guidance. Despite the Company’s strong operational performance in 2012, total shareholder return was down for the year, which we believe was due in large part to the material weakness identified in our Annual Report on Form 10-K for the year ended December 31, 2011 and the resulting Internal Investigation. We incurred increased general and administrative expenses as a result of the Internal Investigation, as well as personnel separation costs associated with the departure of two executive officers. However, as a result of the remedial actions taken in 2012, the material weakness was determined to have been remediated as of December 31, 2012, and we believe we are a stronger company than we were a year ago as a result of the steps taken in 2012, including changes in our executive leadership team.

The Compensation Committee took all of these factors into account in determining the total compensation for named executive officers for 2012 as outlined in “Executive Compensation — Compensation Discussion and Analysis.” We believe the total compensation and components of compensation received by our named executive officers are appropriate and well within the range of compensation received by other executives in our peer group and market.

The Board of Trustees unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee values the opinions of our shareholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Shareholders may also abstain from voting on this advisory proposal. The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Our Board of Trustees recommends that you vote “FOR” the advisory approval of the named executive officer compensation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees is composed of Terry L. Stevens (Chairman), R. Michael McCullough and Alan G. Merten and operates under a written charter adopted by the Board of Trustees.

The Audit Committee oversees First Potomac Realty Trust’s financial reporting processes on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders, management’s report on internal control over financial reporting, and the independent auditors’ evaluation of the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Audit Committee also has discussed with KPMG the matters required to be discussed by statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU Section 380), as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable rules of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board of Trustees agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee also appointed KPMG LLP as the Company’s auditors for the 2013 and is seeking shareholder ratification of that appointment in this proxy statement.

AUDIT COMMITTEE

Terry L. Stevens, Chairman

R. Michael McCullough

Alan G. Merten

March 26, 2013

The foregoing report does not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered for the Company as of and for the years ended 2012 and 2011 by KPMG LLP were:

Fee Type	2012	2011
Audit Fees	$1,262,094	$877,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$1,262,094	$877,000

Audit fees include annual audit and limited quarterly review fees, audit of internal control over financial reporting fees, acquisition audits, comfort letters, consents, review of SEC filings, and fees for services that generally only the principal auditor can reasonably provide to the Company, including services related to the Company’s Internal Investigation.

Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permitted non-audit service to the Company. Pursuant to the Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000 in the aggregate for any calendar year. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement. If the Audit Committee reviews and ratifies any engagement that was pre-approved by the chairperson of the Audit Committee, then the fees payable in connection with the engagement will not count against the $100,000 aggregate annual fee limit. The Audit Committee pre-approved all services provided by the independent auditor in 2011 and 2012.

The Audit Committee has appointed KPMG LLP, certified public accountants, as the Company’s independent registered public accounting firm for the year ending December 31, 2013. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

ANNUAL REPORT

The Company’s 2012 Annual Report to Shareholders is being made available to shareholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Trustees,

Krista Bean Dorrian

Secretary

April 4, 2013

Bethesda, Maryland

VOTE BY INTERNET - www.proxyvote.com
FIRST POTOMAC REALTY TRUST 7600 WISCONSIN AVE 11th FLOOR BETHESDA, MD 20814

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends you vote FOR the following:
1.	Election of Trustees Nominees		☐	☐	☐
01	Robert H. Arnold 02 Richard B. Chess 03 Douglas J. Donatelli 04 J. Roderick Heller III 05 R. Michael McCullough
06	Alan G. Merten 07 Terry L. Stevens
The Board of Trustees recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.						☐	☐	☐
3.	Advisory approval of named executive officer compensation.						☐	☐	☐

NOTE: The proxy is authorized to vote, in his discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
Andrew P. Blocher, EVP and CFO

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, and Annual Report on Form 10-K is/are available at www.proxyvote.com.

FIRST POTOMAC REALTY TRUST

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

The undersigned hereby appoints Andrew P. Blocher as proxy with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated on the reverse side and at the discretion of the proxy on any other matters that may properly come before the meeting, all the shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on March 18, 2013, at the annual meeting of shareholders to be held on May 22, 2013 at 11:00 a.m. and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS 2 and 3.

To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by telephone by following the instructions included on this proxy card.

This proxy is solicited on behalf of the Board of Trustees.

(Please date and SIGN on the reverse side)